Exhibit (a)(1)

i2 TELECOM INTERNATIONAL, INC.

Offer to Exchange Warrants for

Shares of Common Stock or for Repricing

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,

ATLANTA TIME ON JULY 31, 2009, UNLESS THE OFFER IS

EXTENDED.

We are offering holders of our warrants (“warrants”) the opportunity to exchange their warrants (i) for shares of our Common Stock (“shares”), (ii) for repricing of the exercise price or (iii) for a combination of shares and repricing. If you elect to exchange some or all of your warrants for shares, then each five shares of our Common Stock underlying eligible warrants may be exchanged for the issuance of one share of our Common Stock without additional consideration. If you elect to exchange some or all of your warrants for repricing, the exercise price of those warrants will be $0.50. The offer is subject to the terms and conditions set forth in this Offer to Exchange and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the “Offer.”

You are eligible to participate in the Offer if, on July 1, 2009, you (or your delegated affiliate) hold outstanding warrants and you do not exercise those warrants and they do not expire or otherwise terminate before the expiration of the Offer. We refer to those warrants as “eligible warrants.”

Upon the terms and subject to the conditions set forth in this Offer to Exchange, we will issue shares or reprice warrants, as applicable, with respect to those eligible persons who elect to participate in the Offer promptly after the date on which we accept the eligible warrants tendered for exchange. We will only accept eligible warrants if they (i) are properly elected for exchange, (ii) are still outstanding and have not been exercised and have not expired or otherwise terminated when the Offer expires on the Offer expiration date, expected to be July 31, 2009, unless extended; and (iii) have not been validly withdrawn before the Offer expires on the Offer expiration date.

Your Participation Statement is included in the materials accompanying this Offer to Exchange and contains information about your eligible warrants, including the number of shares that you will receive in respect of your eligible warrants if you elect to participate in the Offer. Other than prices of our Common Stock as reported on the Over-the-Counter Bulletin Board (the “OTCBB”) and as otherwise noted herein, share information set forth in this Offer to Exchange and in your Participation Statement reflects our recent 1:10 reverse stock split.

The shares issued in exchange for tendered eligible warrants will be issued as unregistered shares of our Common Stock subject to resale restrictions and will be issued promptly after the date on which we accept and cancel the eligible warrants properly tendered for exchange.

You are not required to exchange any of your eligible warrants for shares or repricing and you may elect to exchange all or a portion of your eligible warrants for shares or for repricing or a combination of shares and repricing. All eligible warrants properly tendered, that have not been exercised and do not expire or otherwise terminate before the expiration date and not validly withdrawn before the expiration date will be exchanged for shares or repriced, as applicable, upon the terms and subject to the conditions set forth in this Offer to Exchange. The Offer is not conditioned upon a minimum number of warrants being exchanged for shares or repricing, but is subject to the conditions described in Section 6 of this Offer to Exchange.

Although our Board of Directors has approved the Offer, neither we nor our board make any recommendation as to whether you should exchange your warrants for shares or repricing or refrain from exchanging your eligible warrants for shares or repricing. You must make your own decision whether to participate in this Offer.

Our executive officers and directors will be eligible to participate in the Offer. As of the date of this Offer to Exchange, our executive officers and directors hold warrants to purchase 3,395,000 shares, or 15.3% of the shares underlying the eligible warrants. We expect that our executive officers and directors, will participate in the Offer and will receive their pro rata portions of the shares.

Shares of our Common Stock are quoted on the OTCBB under the symbol “ITUI.OB.” On June 23, 2009, the closing price of our Common Stock was $0.05 per share. That price does not reflect the 1:10 reverse stock split effected by us in May 2009. Such closing share price would be $.50 if the reverse stock option is taken into consideration. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your eligible warrants for shares or repricing and take into consideration the reverse stock split if it is not reflected in the current market quotation.

You should direct questions about this Offer or requests for assistance to Mr. Paul Arena, our Chief Financial Officer, at 404-567-4701.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer, passed upon the adequacy or accuracy of the disclosure in or incorporated by reference in this Offer to Exchange, or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

A “Summary Term Sheet” in the form of questions and answers describing the principal terms of the Offer follows the Table of Contents. You should read this entire Offer to Exchange and the enclosed Letter of Transmittal carefully before deciding whether or not to tender your eligible warrants for exchange or repricing. You may want to consult with your personal financial advisor or other professional advisor regarding your individual circumstances.

The date of this Offer to Exchange is July 1, 2009.

ii

TABLE OF CONTENTS

1. Number of Shares; Repricing; Expiration Date	8
2. Purpose of the Offer; Other Transactions	9
3. Procedures; Acceptance of Warrants	11
4. Withdrawal Rights	13
5. Acceptance of Warrants for Cancellation or Repricing; Issuance of Shares	13
6. Conditions of the Offer	14
7. Price Range of Our Common Stock	16
8. Source and Amount of Consideration; Terms of Shares	16
9. Information About i2 Telecom	18
10. Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities	19
11. Status of Warrants We Acquire in the Offer; Accounting Consequences of the Offer	20
12. Legal Matters; Regulatory Approvals	21
13. Material United States Tax Consequences	21
14. Extension of Offer; Termination; Amendment	23
15. Fees and Expenses	24
16. Additional Information	24
17. Forward-Looking Statements	25
18. Miscellaneous.	25

iii

iv

SUMMARY TERM SHEET

This Section contains answers to some of the questions that you may have about the Offer. We urge you to read this entire Offer to Exchange carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange to help you find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE OFFER

Q 1.	What are we offering to exchange?

We are offering holders of our warrants (“warrants”) the opportunity to exchange their warrants (i) for shares of our Common Stock (“shares”), (ii) for repricing of the exercise price or (iii) for a combination of shares and repricing. If you elect to exchange some or all of your warrants for shares, then each five shares of our Common Stock underlying eligible warrants may be exchanged for the issuance of one share of our Common Stock without additional consideration. If you elect to exchange some or all of your warrants for repricing, the exercise price of those warrants will be $0.50. See Section 1 of this Offer to Exchange.

Q 2.	Why are we making the Offer?

First, many of these warrants have exercise prices that are higher than current fair market value and were issued in connection with the issuance of notes that we are also offering to exchange under a separate tender offer. Second, we expect that if warrants are exchanged for shares in the Offer such exchange will reduce overhang and decrease the potential dilution that could result from the exercise of currently outstanding warrants. See Section 2 of this Offer to Exchange.

Q 3.	Can we amend the Offer?

Yes. We may amend the Offer, as long as we comply with applicable law. In certain circumstances, we will be required to extend the period during which you may tender eligible warrants if we amend the terms of the Offer. See Section 14 of this Offer to Exchange.

Q 4.	What do we and our Board of Directors think of the Offer?

Although our Board of Directors has authorized the Offer, our board recognizes that the decision to tender eligible warrants is an individual one that should be based on a variety of factors. Neither we nor our board is making any recommendation as to whether you should or should not participate in the Offer. You must make your own decision whether to participate in the Offer. You should consult with your personal advisors if you have questions about your financial or tax situation or whether you should participate in the Offer. See Section 2 of this Offer to Exchange.

Q 5.	What other transactions are currently being conducted by us?

Simultaneously with this Offer, we are offering to exchange all of our outstanding non-convertible notes for shares of preferred stock of our newly formed subsidiary, i2 Telecom IP Holdings, Inc., a Delaware corporation (“IP Holdings”). In most cases the warrants that are the subject of this Offer to Exchange were issued in connection with those non-convertible notes. The notes are being offered for exchange under a separate tender offer due to the terms set forth in a subscription agreement we recently entered into with an investor for the purchase of $3,000,000 of our newly designated Series F Preferred Stock. That subscription agreement provides that if the holders of at least eighty-five percent (85%) of the debt of the parent that is evidenced by promissory notes (which debt as of July 1, 2009 will be in the aggregate approximately $4,800,000 of principal and approximately $1,450,000 of loan fees and accrued interest) have not converted such debt into shares of the preferred stock of IP Holdings on or prior to July 30, 2009, then upon the written request of that investor, we will convert the $3,000,000 of Series F Preferred Stock held by the investor into a promissory note. That promissory note, if required to be issued, will have the

1

following terms: (i) principal in the amount of $3,000,000, (ii) an interest rate of ten percent (10%) per annum; and (iii) principal and interest due and payable on demand.

Based on the foregoing, simultaneously with this Offer we are offering to certain of our existing noteholders the opportunity to exchange some or all of the principal, interest and loan fees under those notes for different series of preferred stock of IP Holdings. In some instances the noteholders will also receive cash in the exchange. The issuance price of the preferred stock of IP Holdings is $1.00 for every $1.00 of each note being exchanged. Dividends accrue on the issuance price at a rate of 12% per annum. The preferred stock of IP Holdings has the terms, including redemption provisions, set forth in the certificate of designations for the preferred stock, which was filed as an exhibit to our Form 8-K filed on July 1, 2009.

Also simultaneously with this Offer and the note offer to exchange, we are offering to our option holders the option to exchange outstanding options for shares of our Common Stock in the same ratio as in this Offer, which is one share of Common Stock for each five shares exercisable under the options. The number of shares into which all options taken together could currently be exercised is approximately 5,362,015. If all options are exchanged for shares, we will issue an additional 1,072,403 shares of our Common Stock to the option holders. Our current and former employees, executive officers and directors holding outstanding options will be eligible to participate in the option offer. The option offer will reduce the overhang and decrease the potential dilution that could result from exercise.

Additionally, we are currently conducting a private placement of up to $8,000,000 of our Series F Preferred Stock, of which $3,500,000 had been sold to date. The terms of the Series F Preferred Stock, as amended, have been filed as part of a Form 8-K on June 10, 2009.

ELIGIBILITY MATTERS

Q 6.	Who is eligible to participate in the Offer?

You are eligible to participate in the Offer if, you (or your delegated affiliate) hold outstanding warrants as July 1, 2009. See Section 1 of this Offer to Exchange.

QUESTIONS REGARDING THE SHARES AND REPRICING

Q 7.	If I elect to exchange warrants for shares, how many shares will I receive in exchange for eligible warrants that I tender?

You will receive a lesser amount of stock than the amount of eligible warrants you tender. Our board has determined that we will issue one share of our Common Stock in exchange for each five shares of Common Stock that are covered by eligible warrants that are tendered in this Offer. Fractional shares will not be issued, but will be rounded up to the next whole share. See Section 1 of this Offer to Exchange.

Q 8.      What will the exercise price of my warrants be if I elect to exchange my eligible warrants for repricing?

Your exercise price will be $0.50 per share. See Section 1 of this Offer to Exchange.

Q 9.

Were my warrants effected by the recent 1:10 reverse stock split and will they be effected if the proposed 1:2 to 1:5 reverse stock split is approved at the 2009 Annual Meeting of Stockholders scheduled for June 30, 2009?

Reverse stock splits affect all of our shareholders uniformly and do not affect any stockholder's percentage ownership interests or proportionate voting power, except to the extent that a reverse split could result in any of our shareholders receiving an extra share as a result of a fractional share. The eligible warrants were automatically adjusted per the terms of the warrants to reflect the reverse stock splits. Whether or not you decide to tender your eligible warrants in the Offer, your eligible warrants were adjusted as described above as a result of the 1:10 reverse

2

split effected in May 2009. Therefore, on the Participation Statement that you will receive along with this Offer to Exchange, you will notice that the number of shares available for exercise has decreased and the exercise prices have increased. If the 1:2 to 1:5 reverse split is approved at the 2009 Annual Meeting of Stockholders and our Board of Directors determines to effect that reverse split, your eligible warrants will also be adjusted as described above. As stated above, a reverse stock split affects all of our stockholders uniformly and does not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that a reverse split could result in any of our shareholders receiving an extra share as a result of a fractional share. See Section 2 of this Offer to Exchange.

Q 10.	Are the shares subject to a vesting schedule?

No. If you elect to exchange your warrants, the shares you receive in the Offer will be issued promptly upon the conclusion of the Offering. See Section 1 of this Offer to Exchange.

Q 11.    If I currently have registration rights with respect to the shares underlying my eligible warrants will I continue to have registration rights if I tender my warrants in the Offer?

It depends. If you elect to exchange any of your warrants for shares, then your registration rights will terminate with respect to those shares. If you elect to exchange any of your warrants for repricing of the exercise price, then you will continue to hold registration rights with respect to shares issued upon exercise of those warrants. In other words, if you exchange warrants for shares in the Offer you are giving up your registration rights with respect to those warrants. See Section 1 of this Offer to Exchange.

Q 12.	What are the other material differences between the warrants and the shares and the original warrants and the repriced warrants?

If you elect to exchange your eligible warrants for shares, then (i) immediately upon issuance of the shares, you are the record holder of those shares and (ii) if you had registration rights with respect to the shares underlying your warrants you will be giving up those piggy-back registration rights and the shares you receive will be unregistered shares that are subject to a holding period and other resale restrictions, including those set forth in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). If you elect to exchange your eligible warrants for repricing, then (i) the exercise price of your original warrant will be adjusted to $0.50 per share and (ii) if you currently have registration rights with respect to the shares underlying your warrants, you will maintain those registration rights. See Section 1 of this Offer to Exchange.

PROCEDURES FOR PARTICIPATING IN THE OFFER

Q 13.	How do I tender my eligible warrants?

You may tender your eligible warrants by completing the Letter of Transmittal that is included with this Offer to Exchange, signing it and sending the properly completed and signed form to us by one of three methods described below. For your tender to be effective, we must receive your properly completed and signed Letter of Transmittal before the expiration of the Offer, which is currently scheduled for 5:00 p.m. Atlanta time, on July 31, 2009, unless extended.

Tender by e-mail. You may tender your eligible warrants by e-mail by sending the properly completed and signed Letter of Transmittal as an attachment in Adobe PDF format to the following e-mail address: parena@i2Telecom.com. You may tender eligible warrants through e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Offer.

Tender by facsimile (fax). You may also tender your eligible warrants by transmitting the properly completed and signed Letter of Transmittal to us by facsimile (fax) to the following number: (770) 663-8282 to the attention of Paul Arena, Chief Financial Officer. You may tender eligible warrants by fax 24 hours a day, 7 days a week, at any time until the expiration of the Offer.

3

Tender in mail. You may also tender your eligible warrants by mailing the properly completed and signed Letter of Transmittal to Paul Arena, 5070 Old Ellis Pointe, Suite 110, Roswell, Georgia 30076. Mailed Letters of Transmittal must be received prior to the expiration of the Offer.

See Section 3 of this Offer to Exchange.

Q 14.	If I decide to tender my eligible warrants, do I have to tender all of my eligible warrants or can I tender a portion of the eligible warrants?

You may exchange all or a portion of your eligible warrants for shares or repricing or a combination thereof by indicating the amount you desire to exchange for shares or repricing in the appropriate spaces in the Letter of Transmittal. Any portion of an eligible option that is not tendered for exchange for shares or repricing will be subject to your original option agreement. See Section 1 of this Offer to Exchange.

Q 15.	May I exercise my vested eligible warrants before the expiration of the Offer?

In general, yes. Assuming that you are not otherwise subject to legal requirements or policies that restrict your ability to exercise eligible warrants, you may exercise any or all of your vested eligible warrants at any time before the Offer expires pursuant to the terms of your eligible warrants, whether or not you have already tendered eligible warrants. To the extent that you exercise any of your eligible warrants before the Offer expires, the number of shares of our Common Stock underlying those eligible warrants, as reflected on your Participation Statement, will be taken into account if you tender all or a portion of your remaining eligible warrants and will reduce the number of shares that you receive in exchange for your properly tendered eligible warrants if you elect to receive shares and will reduce the number of warrants you may elect to reprice. See Section 3 of this Offer to Exchange.

Q 16.	What happens if any of my eligible warrants expire during the Offer?

To the extent any of your eligible warrants expire before the expiration date of the Offer, the number of shares of our Common Stock underlying those eligible warrants, as reflected on your Participation Statement, will be taken into account if you tender all or a portion of your remaining eligible warrants that have not expired and will reduce the number of shares that you receive in exchange for your properly tendered eligible warrants if you elect to receive shares and will reduce the number of warrants you may elect to reprice. See Section 3 of this Offer to Exchange.

Q 17.	May I withdraw warrants after I have tendered them?

Yes. You may withdraw your previous tender of eligible warrants at any time before the expiration of the Offer, which is currently scheduled for 5:00 P.M., Atlanta time, on July 31, 2009. To withdraw previously tendered eligible warrants, you must use the same method you used to tender your eligible warrants. In addition, if we have not accepted your tendered eligible warrants by August 26, 2009, you are permitted by law to withdraw your tendered eligible warrants from the Offer. A Withdrawal Letter is included in the materials accompanying this Offer to Exchange. See Section 4 of this Offer to Exchange.

Q 18.	Will we accept all eligible warrants tendered in the Offer?

Subject to the conditions of the Offer set forth in Section 6 of this Offer to Exchange, we will accept all eligible warrants that have not been exercised and do not expire during the Offer and that are properly tendered by, and not validly withdrawn before, the expiration of the Offer. However, we reserve the right to reject any or all tenders of warrants that we determine are not in appropriate form or that it would be unlawful for us to accept. In addition, we will not be required to accept tendered eligible warrants if, prior to the expiration of the Offer, certain events occur or fail to occur, such that, in our reasonable judgment, it would be inadvisable for us to proceed with the Offer. These events include, among other things:

•	changes in applicable law or regulations;

4

•	changes in accounting principles;
•	third-party tender offers for our Common Stock or other acquisition proposals;
•	adverse changes in market conditions; and
•	lawsuits challenging the Offer.

These and various other events are more fully described in Section 6 of this Offer to Exchange.

The Offer is not conditioned on participation by a minimum number of eligible participants or the tender of a minimum number of eligible warrants. See Section 3 of this Offer to Exchange.

Q 19.	How will you know if we have accepted eligible warrants tendered in the Offer?

Promptly after the expiration of the Offer, and assuming that we accept eligible warrants tendered for exchange for shares or repricing, we will send all eligible participants in the Offer an e-mail stating that the Offer expired and that we are accepting all eligible warrants that were properly tendered. This e-mail will constitute notice to you that we have accepted the eligible warrants that you properly tendered. See Sections 5 and 6 of this Offer to Exchange. See Section 3 of this Offer to Exchange.

Q 20.	When will we issue the shares and reprice the warrants?

If you properly tender your eligible warrants for exchange for shares and we accept all eligible warrants properly tendered, we will issue your shares promptly after the expiration of the Offer. See Sections 5 and 8 of this Offer to Exchange.

You will be the record holder of your shares and they will be registered in your name on the books and records maintained for us by the transfer agent for our Common Stock (currently Continental Stock Transfer and Trust Company).

If you properly tender your eligible warrants for repricing and we accept all eligible warrants properly tendered, we will reprice your warrants promptly after the expiration of the Offer. Your original warrants will be amended by the Letter of Transmittal to reflect the new exercise price of $0.50 per share.

Q 21.	What will happen to my eligible warrants if I decide not to participate in the Offer?

If you choose not to participate in the Offer, you will retain your eligible warrants without change to the exercise price, the number of shares or the terms and conditions of each award as currently in effect. These terms and conditions are set forth in the relevant warrant agreements. See Section 3 of this Offer to Exchange.

Q 22.	Is there anything I need to do if I decide not to tender my warrants?

No. See Section 3 of this Offer to Exchange.

Q 23.	Will I have to pay taxes when I tender my warrants and receive my shares?

If you are a U.S. taxpayer, you will either receive Common Stock or your warrants will be repriced in exchange for your properly tendered eligible warrants. We believe that the exchange of five shares of Common Stock that you could have received upon exercise of the warrants for one share of Common Stock or the repricing of the warrants to $0.50 will not be a taxable transaction for the eligible participant because the issuance of the Common Stock and the repricing are part of a “plan of reorganization.” If you received your warrants as compensation for services, however, and were not immediately taxable upon such receipt, your income tax consequences will likely be different from that described above. For more information, see Section 13 of this Offer to Exchange.

If you are considering tendering into the Offer, we urge you to consult an independent professional tax advisor to determine the tax consequences to you of participating in the Offer.

5

Q 24.	When will the Offer expire? Can it be extended, and if so, how will I be notified if it is extended?

The Offer will expire at 5:00 P.M., Atlanta time, on July 31, 2009, unless we extend it. We may, in our discretion, extend the Offer at any time. If we extend the Offer, we will make a public announcement of the extension no later than 9:00 A.M., Atlanta time, on the next business day after the last previously scheduled or announced expiration of the Offer. See Section 14 of this Offer to Exchange.

Q 25.	Is there any information about i2 Telecom that I should be aware of?

Before making your decision, you should carefully review the information in this Offer to Exchange, including the information about us set forth and referred to in Section 9 of this Offer to Exchange.

Q 26.	Who can I talk to if I have questions about the Offer?

We have not authorized anyone to make any recommendation as to whether you should tender or refrain from tendering your eligible warrants pursuant to the Offer. If anyone makes any such recommendation, you must not rely upon that recommendation as having been authorized by us. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you. See Section 3 of this Offer to Exchange.

You should direct questions about this Offer or requests for assistance to Paul Arena, our Chief Financial Officer, at 404-567-4701.

6

RISK FACTORS

Risks of Participating in the Offer

Participating in the Offer involves a number of potential risks, including those described below. This list highlights some of the risks and is not exhaustive. Eligible participants should carefully consider these and other risks and are encouraged to speak with their investment and tax advisors as necessary before deciding whether to participate in the Offer. In addition, we urge you to read this Offer to Exchange and the enclosed Letter of Transmittal carefully and in their entirety before you decide whether to participate in the Offer.

If you elect to exchange your warrants for shares and the trading price of our Common Stock increases after the date your tendered eligible warrants are canceled pursuant to the Offer, you could end up worse off than if you had not participated in the Offer.

If you choose to tender your eligible warrants in the Offer in exchange for shares, the number of shares you will receive will be less than the number of shares of our Common Stock underlying your tendered eligible warrants. As a result, there is an amount of potential appreciation of our Common Stock that, if achieved, would result in it being to your economic benefit to have chosen not to tender your eligible warrants in the Offer. The amount by which our Common Stock would have to appreciate in order for this result to occur depends on the exercise prices of your eligible warrants, the number of shares underlying your eligible warrants and the number of shares that you receive in exchange for your tendered eligible warrants. We can give no assurance that over time the value of your shares will be equal to or greater than the gain you might have been able to realize upon exercise of the eligible warrants you tender in the Offer.

The exchange ratio was determined by our Board of Directors without the use of a warrant pricing model. The use of a warrant pricing model might have resulted in a different exchange ratio.

The exchange ratio for the number of shares you will receive in exchange for your eligible warrants, as reflected on your Participation Statement, was determined by our Board of Directors without the use of a warrant pricing model, which is a commonly used model for valuing warrants. Warrant pricing models use various assumptions in determining the value of warrants including, expected life, volatility, the risk-free rate and the dividend yield.

The use of a warrant pricing model might have resulted in your being entitled to receive a larger number of shares.

Business and Other Risks

For a description of risks related to our business, our indebtedness and our Common Stock, please see the information under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, and our subsequent quarterly reports on Form 10-Q, each filed with the SEC and incorporated herein by reference.

7

THE OFFER

1.	Number of Shares; Repricing; Expiration Date

We are offering holders of our warrants (“warrants”) the opportunity to exchange their warrants (i) for shares of our Common Stock (“shares”), (ii) for repricing of the exercise price or (iii) for a combination of shares and repricing. Pursuant to the terms and conditions of this Offer, there are warrants to purchase 22,230,491 shares that are eligible to be surrendered for exchange for shares or repricing pursuant to the Offer. If you elect to exchange some or all of your warrants for shares, then each five shares of our Common Stock underlying eligible warrants may be exchanged for the issuance of one share of our Common Stock without additional consideration. If you elect to exchange some or all of your warrants for repricing, the exercise price of those warrants will be $0.50. The offer is subject to the terms and conditions set forth in this Offer to Exchange and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the “Offer.”

You are eligible to participate in the Offer if, on July 1, 2009, you (or your delegated affiliate) hold outstanding warrants and you do not elect to exercise those warrants and those warrants do not expire or otherwise terminate before the expiration of the Offer. We refer to those warrants as “eligible warrants.”

Upon the terms and subject to the conditions set forth in this Offer to Exchange, if you elect to exchange some or all of your warrants for shares we will issue shares to those eligible persons who elect to participate in the Offer promptly after the date on which we accept and cancel the eligible warrants tendered for exchange. Alternatively, if you elect to exchange some or all of your warrants for repricing, we will reprice those warrants promptly after the date we accept the warrants for exchange. We will only accept eligible warrants if they (i) are properly elected for exchange, (ii) are still outstanding and have not been exercised and have not expired or otherwise terminated when the Offer expires on the expiration date (as defined below); and (iii) have not been validly withdrawn before the Offer expires on the expiration date.

Our Board of Directors has determined that we will exchange one share for each five shares underlying eligible warrants or we will reprice outstanding warrant at a price of $0.50 per share underlying eligible warrants. Your Participation Statement, which is being sent to you with the materials accompanying this Offer to Exchange, contains information about your eligible warrants, including the number of restricted shares that you will receive in respect of your eligible warrants if you elect to exchange all of your warrants in the Offer. The information set forth in your Participation Statement reflects the 1:10 reverse stock split we effected in May 2009.

If you exercise any of your eligible warrants before the Offer expires, the number of shares that you will receive if you elect to exchange warrants for shares will be reduced to reflect your exercise and the number of warrants you may elect to exchange for repricing will be reduced. Additionally, if any of your eligible warrants expire before the expiration date of the Offer, the number of shares that you receive if you elect to exchange warrants for shares will be reduced to reflect your exercise and the number of warrants you may elect to exchange for repricing will be reduced.

If you currently hold registration rights with respect to the shares underlying your eligible warrants and you elect to exchange any of your warrants for shares, then your registration rights will terminate with respect to those shares. If you currently hold registration rights with respect to the shares underlying your eligible warrants and you elect to exchange any of your warrants for repricing of the exercise price, then you will continue to hold registration rights with respect to shares issued upon exercise of those warrants. In other words, if you exchange warrants for shares in the Offer you are giving up your registration rights with respect to those shares underlying eligible warrants.

Irrespective of whether you currently have registration rights with respect to the shares underlying your eligible warrants, the shares issued in exchange for tendered eligible warrants will be unregistered shares subject to resale restrictions, including those set forth in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

8

If you elect to exchange your warrants for shares, you will not be required to pay cash for the shares you will receive.

If you elect to exchange your warrants for repricing the Letter of Transmittal will be an agreement between you and us that the number of warrants you elect to reprice have the new exercise price of $0.50 per share.

You are not required to exchange warrants for shares or repricing. Additionally, you may exchange all or a portion of your warrants for shares or repricing or a combination of shares and repricing. All warrants, or portions thereof, that do not expire during the Offer, are not exercised during the Offer and are properly tendered and not validly withdrawn before the expiration date will be either exchanged for shares or repriced as you elect in the Letter of Transmittal, upon the terms and subject to the conditions set forth in this Offer to Exchange. The Offer is not conditioned upon a minimum number of warrants being exchanged or repriced, but is subject to the conditions described in Section 6 of this Offer to Exchange.

The term “expiration date” means 5:00 P.M., Atlanta time, on July 31, 2009, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the terms “expiration date” will refer to the latest time and date at which the Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer and Section 6 of this Offer to Exchange for a description of our rights to accept all of the properly tendered eligible warrants or to reject them all.

2.	Purpose of the Offer; Other Transactions

Purpose of the Offer.

First, many of these warrants have exercise prices that are higher than current fair market value and were issued in connection with the issuance of notes that we are also offering to exchange under a separate tender offer. See the description of the tender offer for the notes under “Other Transactions” below. Second, we expect that if warrants are exchanged for shares in the Offer such exchange will reduce overhang and decrease the potential dilution that could result from the exercise of currently outstanding warrants.

Other Transactions.

We regularly evaluate various strategic opportunities, including acquisitions and dispositions. We intend to continue to selectively pursue acquisitions and other transactions that would help us to achieve our business goals. However, subject to the foregoing, and except as otherwise disclosed below, elsewhere in this Offer to Exchange or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•              any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in the our Board of Directors or management including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•              our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

9

•	our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;
•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or
•	any change in our Articles of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

Simultaneously with this Offer, we are offering to exchange all of our outstanding non-convertible notes for shares of preferred stock of our newly formed subsidiary, i2 Telecom IP Holdings, Inc., a Delaware corporation (“IP Holdings”). In most cases the warrants that are the subject of this Offer to Exchange were issued in connection with those non-convertible notes. The notes are being offered for exchange under a separate tender offer due to the terms set forth in a subscription agreement we recently entered into with an investor for the purchase of $3,000,000 of our newly designated Series F Preferred Stock (“Series F Preferred Stock”). That subscription agreement provides that if the holders of at least eighty-five percent (85%) of the debt of the parent that is evidenced by promissory notes (which debt as of July 1, 2009 will be in the aggregate approximately $4,800,000 of principal and approximately $1,450,000 of loan fees and accrued interest) have not converted such debt into shares of the preferred stock of IP Holdings on or prior to July 30, 2009, then upon the written request of that investor, we will convert the $3,000,000 of Series F Preferred Stock held by the investor into a promissory note. That promissory note, if required to be issued, will have the following terms: (i) principal in the amount of $3,000,000, (ii) an interest rate of ten percent (10%) per annum; and (iii) principal and interest due and payable on demand.

Based on the foregoing, simultaneously with this Offer we are offering to certain of our existing noteholders the opportunity to exchange some or all of the principal, interest and loan fees under those notes for different series of preferred stock of IP Holdings. In some instances the noteholders will also receive cash in the exchange. The issuance price of the preferred stock of IP Holdings is $1.00 for every $1.00 of each note being exchanged. Dividends accrue on the issuance price at a rate of 12% per annum. The preferred stock of IP Holdings has the terms, including redemption provisions, set forth in the certificate of designations for the preferred stock, which was filed as an exhibit to our Form 8-K filed on July 1, 2009.

As part of the note tender offer, i2 Telecom International, Inc., a Delaware corporation and our wholly-owned subsidiary (“i2 Delaware”), transferred substantially all of its intellectual property to IP Holdings.

Also simultaneously with this Offer and the note tender offer, we are offering to our option holders the opportunity to exchange existing options for shares of our Common Stock in the same ratio as in this Offer, which is one share of Common Stock for each five shares exercisable under the options. The number of shares into which all options taken together could currently exercise is approximately 5,362,015. If all options are exchanged for shares, we will issue an additional 1,072,403 shares of our Common Stock to the option holders. Our current and former employees, executive officers and directors holding outstanding options will be eligible to participate in the option offer. The option offer will reduce the overhang and decrease the potential dilution that could result from exercise.

Additionally, we are currently conducting a private placement of up to $8,000,000 of our Series F Preferred Stock, of which $3,500,000 had been sold to date. The terms of the Series F Preferred Stock, as amended, have been filed as part of a Form 8-K on June 10, 2009.

Reverse stock splits affect all of our shareholders uniformly and do not affect any stockholder's percentage ownership interests or proportionate voting power, except to the extent that a reverse split could result in any of our shareholders receiving an extra share as a result of a fractional share. Whether or not you decide to tender your eligible warrants in the Offer, your eligible warrants were adjusted as a result of the 1:10 reverse split effected in May 2009. Therefore, on the Participation Statement that you will receive along with this Offer to Exchange, you will notice that the number of shares available for exercise has decreased and the exercise prices have increased. If

10

the 1:2 to 1:5 reverse split is approved at the 2009 Annual Meeting of Stockholders and our Board of Directors to determine to effect that reverse split, your eligible warrants will also be adjusted as described above. As stated above, a reverse stock split affects all of our stockholders uniformly and does not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that a reverse split could result in any of our shareholders receiving an extra share as a result of a fractional share.

3.	Procedures; Acceptance of Warrants

You may tender your eligible warrants by completing the Letter of Transmittal that is included with this Offer to Exchange, signing it and sending the properly completed and signed form and your option agreement(s) to us by one of three methods described below. For your tender to be effective, we must receive your properly completed and signed Letter of Transmittal before the expiration of the Offer.

•

Tender by e-mail.  You may tender your eligible warrants by e-mail by sending the properly completed and signed Letter of Transmittal as an attachment in Adobe PDF format to the following e-mail address: parena@i2Telecom.com. You may tender eligible warrants through e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Offer. If you decide to tender by e-mail, you will need to access a scanner that will generate an image of your properly completed and signed Letter of Transmittal and your option agreement(s) in Adobe PDF format, so that you can attach the PDF file to your e-mail. We will e-mail a confirmation to your e-mail address you provide in the Letter of Transmittal, within two business days of our receipt of your tender.

•

Tender by facsimile (fax).  You may also tender your eligible warrants by transmitting the properly completed and signed Letter of Transmittal to us by facsimile (fax) to the following number: (770) 663-8282 Attention: Paul Arena. You may tender eligible warrants by fax 24 hours a day, 7 days a week, at any time until the expiration of the Offer. We will e-mail a confirmation to you to your e-mail address you provide in the Letter of Transmittal, within two business days of our receipt of your tender.

•

Tender by mail.  You may also tender your eligible warrants by mail by mailing the properly completed and signed Letter of Transmittal to Paul Arena, 5070 Old Ellis Pointe, Suite 110, Roswell, Georgia 30076. Mailed Letters of Transmittal must be received prior to the expiration of the Offer. We will e-mail a confirmation to you to your e-mail address you provide in the Letter of Transmittal, within two business days of our receipt of your tender.

Regardless of the method you use to tender your eligible warrants, you must indicate what portion of your eligible warrants you are tendering for exchange for shares or repricing in the appropriate spaces in the Letter of Transmittal. If you are tendering all of the eligible warrants for exchange for shares then those warrants will be null and void when we accept the eligible warrants that you properly tender. If you tender less than all of the eligible warrants for exchange for shares or you tender your warrants for repricing, then your eligible warrants will be modified to reduce the number of shares underlying those warrants by the number of shares you are tendering for exchange or modified to reflect the new exercise price, as applicable.

We will be deemed to have accepted eligible warrants that are validly tendered and not properly withdrawn if and when we send all eligible participants in the Offer an e-mail stating that the Offer expired and that we are accepting all eligible warrants that were properly tendered. This e-mail will constitute notice to you that we have accepted the eligible warrants that you properly tendered.

You should carefully review this Offer to Exchange and the Letter of Transmittal before deciding whether to tender your eligible warrants. You also may wish to discuss whether to tender your eligible warrants with your financial, tax or other personal advisors.

Determination of Validity; Rejection of warrants; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to who is an eligible participant, the number of shares subject to eligible

11

warrants and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible warrants. The determination of these matters by us will be final and binding on all parties.

We may reject any eligible warrants tendered to the extent we determine that the eligible warrants were not properly tendered or that it would be unlawful to accept the tendered eligible warrants. We may waive any defect or irregularity in any tender or withdrawal with respect to any particular eligible warrants or any particular eligible participant. No eligible warrants will be properly tendered until the eligible participant tendering the eligible warrants has cured all defects or irregularities or we have waived them. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible warrants, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.  Your tender of eligible warrants pursuant to the procedures described in this Offer to Exchange constitutes your acceptance of the terms and conditions of the Offer. Subject to the conditions set forth in Section 6 of this Offer to Exchange, our acceptance of eligible warrants that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this Offer effective as of the expiration of the Offer.

Effect on Existing Warrants.  If you decide not to tender your eligible warrants, you will retain your outstanding eligible warrants without change to the exercise price, the number of shares, or the terms and conditions of each agreement currently in effect, and the option agreements evidencing these warrants will continue in effect in accordance with their existing terms and conditions. If you tender eligible warrants, but no longer are an eligible participant when the Offer expires, your tender will be automatically withdrawn and the agreements evidencing your outstanding eligible warrants will continue in effect in accordance with their existing terms and conditions. If you properly tender all eligible warrants for exchange for shares, upon our acceptance of those eligible warrants tendered in the Offer, the agreements evidencing those warrants will be deemed null and void and those warrants will be canceled. If you properly tender less than all eligible warrants for exchange for shares or properly tender eligible warrants for repricing, upon our acceptance of those eligible warrants tendered in the Offer, the agreements evidencing those warrants will be automatically amended to reduce the number of warrants available for by the number of warrants you tendered or amended to reflect the new exercise price, as applicable.

Exercises of Eligible Warrants Prior to Expiration of the Offer.  Assuming that you are not otherwise subject to legal requirements or policies that restrict your ability to exercise eligible warrants, you may exercise any or all of your vested eligible warrants at any time before the Offer expires, whether or not you have already tendered eligible warrants. To the extent that you exercise any of your eligible warrants before the Offer expires, the number of shares of our Common Stock underlying those eligible warrants, as reflected on your Participation Statement, will be taken into account if you tender your remaining eligible warrants and will reduce the number of shares that you receive in exchange for your properly tendered eligible warrants for shares or the number of shares you may tender for repricing, as applicable.

Expiration of Warrants During the Offer. To the extent any of your eligible warrants expire before the Offer expires, the number of shares of our Common Stock underlying, those eligible warrants, as reflected on your Participation Statement, will be taken into account if you tender all or a portion of your remaining eligible warrants that have not expired and will reduce the number of shares that you receive in exchange for your properly tendered eligible warrants or the number of shares you may tender for repricing, as applicable.

Questions About the Offer.  You should direct questions about the Offer to Paul Arena, our Chief Financial Officer, at 404-567-4701. We will address your questions during regular business hours (Atlanta time), Monday through Friday for so long as the Offer is open. Also see the question and answer section at the front of this Offer to Exchange for answers to some of the questions you may have about the Offer.

Data Privacy.  By submitting a Letter of Transmittal to us, you acknowledge that all information you provide in the Letter of Transmittal is being given with your consent for the express purpose of participating in the Offer. You further acknowledge that we may share any such information with third parties to the extent necessary to effect your participation in the Offer, including, without limitation, the grant of shares to you in exchange for your tendered eligible warrants.

12

Solicitations. Paul Arena, our Chief Financial Officer, is expected to engage in solicitations related to the Offer, but will not receive any compensation specifically related to such solicitations.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

4.	Withdrawal Rights

You may withdraw eligible warrants you previously have tendered by following the procedures described in this Section 4. The procedures described in this Section 4 are the only procedures you may use to withdraw previously tendered eligible warrants. You may withdraw your eligible warrants at any time before the expiration of the Offer, which is currently scheduled for 5:00 P.M., Atlanta time, on July 31, 2009.

If the Offer is extended by us beyond its currently scheduled expiration, you may withdraw your tendered eligible warrants at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered eligible warrants by August 26, 2009, you are permitted by law to withdraw your tendered eligible warrants from the Offer.

To withdraw previously tendered eligible warrants, you must use the same method you used to tender your eligible warrants. If you tendered warrants by sending a Letter of Transmittal to us by e-mail, fax or mail, then to withdraw your tender you must send us a properly completed and signed Withdrawal Letter by e-mail, fax or mail, as applicable. The same e-mail address, fax number and physical address that are available for tenders are available for withdrawals. For your withdrawal to be effective, we must receive your properly completed and signed Withdrawal Letter before the expiration of the Offer. A Withdrawal Letter is included in the materials accompanying this Offer to Exchange.

If you withdraw previously tendered eligible warrants, regardless of method, you will receive an e-mail message confirming your withdrawal within two business days of our receipt of your Withdrawal Letter.

In order to withdraw your tender of any of your eligible warrants, you must withdraw your tender of all of your eligible warrants.

If you have withdrawn your tender of eligible warrants, and before the expiration of the Offer you want to re-tender into the Offer with respect to some or all eligible warrants, you must properly re-tender such eligible warrants, in accordance with the procedures set forth in Section 3. You may choose to re-tender your eligible warrants any time before the expiration of the Offer. You are not required to use the same tender method (e-mail, fax or mail) that you used for your original tender.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawals. Our determinations of these matters will be final and binding.

5.	Acceptance of Warrants for Cancellation or Repricing; Issuance of Shares

On the terms and subject to the conditions of the Offer, if we accept all properly tendered eligible warrants in accordance with Section 3 of this Offer to Exchange, we will accept for exchange for shares or repricing and will cancel or reprice, as applicable, the portion of eligible warrants that were properly tendered, were not exercised, did not expire and were not validly withdrawn before the Offer expires. We will issue the shares or reprice such tendered warrants promptly following the expiration of the Offer. By properly tendering for exchange all of your eligible warrants for shares, the agreements evidencing your tendered eligible warrants will be deemed null and void. If you properly tender less than all eligible warrants for exchange for shares or repricing, upon our acceptance of those eligible warrants tendered in the Offer, the agreements evidencing the grant of those warrants will be

13

automatically amended to reduce the number of warrants available for exercise by the number of warrants you tendered or to reflect the new exercise price, as applicable.

6.	Conditions of the Offer

Promptly following the expiration of the Offer (which will be 5:00 P.M., Atlanta time, on July 31, 2009, unless we extend the Offer), subject to satisfaction of conditions set forth below, we will accept all eligible warrants that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) eligible warrants that are properly tendered. If we reject all eligible warrants that are properly tendered, we will promptly communicate such rejection to all holders of eligible warrants by public announcement. Following such a rejection, all of your current warrants will remain subject to their current terms and conditions and you will not receive any shares.

We will not be required to accept for exchange any eligible warrants tendered and may terminate the Offer, subject to applicable securities laws, if at any time on or after the commencement of the Offer and before the expiration of the Offer, we determine that any of the following events shall have occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the Offer or to accept eligible warrants tendered for exchange:

•

any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal, is threatened (in writing), instituted or pending that directly or indirectly:

•

challenges the making of the Offer, the acquisition of any or all of the eligible warrants pursuant to the Offer, the exchange of shares for such eligible warrants, or otherwise relates in any manner to the Offer; or

•

in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

•

any action threatened (in writing), pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction threatened (in writing), proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance for exchange of any or all of the eligible warrants illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;
•	delay or restrict our ability, or render us unable, to accept for exchange any or all of the eligible warrants;
•	materially impair the contemplated benefits of the Offer to us; or
•

materially and adversely affect our business, condition (financial or other), income, operations or prospects of our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business;

•	there shall have occurred:

14

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);
•	the commencement or material escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
•

any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

•	any significant decrease or increase in the market price of the shares of our Common Stock;
•

any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the our Common Stock;

•

any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•

a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any class of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of any class of our Common Stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date we commence the Offer); or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities (other than in connection with a transaction to which we have agreed); or

•

any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair or impact the benefits that we believe we will receive from the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. We may waive them, in whole or in part, at

15

any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular eligible participant, we will waive that condition for all eligible participants. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other. Any determination that we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.	Price Range of Our Common Stock

The eligible warrants subject to the Offer are not publicly traded. However, upon exercise of an eligible warrant, the warrant holder becomes a holder of our Common Stock. Our Common Stock is traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “ITUI.OB.” On June 23, 2009, the closing price of our Common Stock as reported by the OTCBB was $0.05. That price does not reflect the 1:10 reverse stock split effected by us in May 2009. Such closing share price would be $.50 if the reverse stock split is taken into consideration. As of such date, there were approximately 28,894,093 shares of our Common Stock outstanding, which number does reflect the reverse stock split. The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported on the OTCBB and the highs and lows if the reverse stock split is taken into account.

	OTCBB		OTCBB with Reverse Split Reflected
Quarter ended	High	Low	High	Low

Fiscal Year 2009
March 31, 2008	$0.12	$0.03	$1.20	$0.30

Fiscal Year 2008
December 31, 2008	$0.10	$0.04	$1.00	$0.40
September 30, 2008	$0.17	$0.08	$1.70	$0.80
June 30, 2008	$0.17	$0.08	$1.70	$0.80
March 31, 2008	$0.14	$0.07	$1.40	$0.70

Fiscal Year 2007
December 31, 2007	$0.19	$0.06	$1.90	$0.60
September 30, 2007	$0.16	$0.05	$1.60	$0.50
June 30, 2007	$0.17	$0.09	$1.70	$0.90
March 31, 2007	$0.30	$0.09	$3.00	$0.90

We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your eligible warrants for shares or repricing in the Offer and take into consideration whether the reverse stock split is reflected in the current market quotation. At the same time, you should consider that the current market price of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be on the date of issuance of the shares or any time in the future.

Because the fluctuating share price could affect your decision of whether to tender your eligible warrants for exchange or repricing in the Offer, you may wish to discuss its effect on the value of your eligible warrants with a personal financial advisor.

8.	Source and Amount of Consideration; Terms of Shares

Consideration

If you properly tender eligible warrants for exchange for shares or repricing, you will receive shares or a new exercise price for your warrants as set forth in Section 1 of this Offer to Exchange.

16

If you elect to receive shares in exchange for warrants, the shares issued will be unregistered shares of our Common Stock subject to restrictions on resale, including Rule 144 of the Securities Act. If you elect to exchange your warrants for repricing, then the shares you receive on exercise of the warrants will be unregistered shares of our Common Stock subject to restrictions on resale, including Rule 144 of the Securities Act, however, you will maintain any piggyback registration rights you currently hold.

Pursuant to the terms and conditions of the Offer, there are eligible warrants to purchase 22,230,491 shares of our Common Stock. Were all of these eligible warrants properly tendered and accepted by us, we would issue an aggregate of 4,446,099 shares in connection with the Offer.

Terms of Shares

Shares.  Shares issued in the Offer will be issued and outstanding shares of our Common Stock. You will have the right to transfer or sell the shares, subject to applicable securities laws. Shares of our Common Stock have voting rights.

You will be the record holder of your shares and they will be registered in your name on the books and records maintained for us by the transfer agent for our Common Stock (currently Continental Stock Transfer and Trust Company).

The following statements regarding the Washington Business Corporation Act (the “WBCA”) and our Articles of Incorporation and Bylaws are brief summaries, and may not contain all the information important to you. For a more complete description of our capital stock, you should carefully read the detailed provisions of the WBCA as well as our Articles of Incorporation and Bylaws.

Under our Articles of Incorporation, our authorized capital stock consists of 500,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of preferred stock, of which the Board of Directors has designated 10,000 shares as Preferred Stock Series F.

Common Stock. There were 28,894,093 shares of Common Stock issued and outstanding as of June 22, 2009. In addition, we have reserved a total of (i) 27,592,506 shares of Common Stock for issuance upon exercise of outstanding options and warrants; (ii) 7,000,000 shares of Common Stock for issuance upon conversion of the outstanding shares of Preferred Stock Series F; and (iii) 113,096 shares of Common Stock for issuance upon conversion of notes. Please see Section 2 above for information regarding our simultaneous offer to exchange warrants and notes. All shares of Common Stock now outstanding are fully paid and nonassessable.

The holders of Common Stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors, subject to the rights of the preferred stock;
•	are entitled to share ratably in all assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs;
•	do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and
•	are entitled to one vote per share on all matters on which our shareholders may vote.

The holders of our Common Stock do not have cumulative voting rights.

Tax Consequences.  You should refer to Section 13 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences of the acquisition of shares for eligible participants. In all cases, we recommend that you consult with a professional tax advisor to determine the tax consequences of your participation in the Offer.

17

9.	Information About i2 Telecom

Through our subsidiary, i2 Telecom International, Inc., a Delaware corporation, we provide low-cost telecommunications access to our subscribers by employing next-generation VoIP technology. This access is provided through our VoiceStick®, MyGlobalTalk™ and micro gateway adapters. By downloading our VoiceStick® software or using the VoiceStick® USB drive, our subscribers are able to use their computers as telephones. MyGlobalTalk™ allows users to take advantage of the benefits of Internet telephony to make international and long distance cellular calls independent of wireless carrier, smartphone handset make, or voice/data plan for as low as two cents per minute anywhere in the world. Non-smartphone users can enjoy the same benefits by using the MyGlobalTalk™ Bridge, also available online at www.myglobaltalk.com. Our products allow our subscribers to call anywhere in the world at rates that are usually far below long distance telephone rates.

Our principal executive offices are located at 5070 Old Ellis Pointe, Suite 110, Roswell, Georgia 30076, and our telephone number is (404) 567-4750.

Summarized Financial Information

The following table sets forth audited summarized consolidated historical financial data as of and for the years ended December 31, 2007 and December 31, 2008 and unaudited summarized consolidated historical financial data as of and for the three months ended March 31, 2009. The information presented below has been derived from the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”) and the unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the period ended March 31, 2009 (the “Quarterly Report”), each of which are incorporated herein by reference. The information presented below should be read together with those consolidated financial statements and the notes related thereto in the Annual Report and Quarterly Report, as well as the sections of the Annual Report and Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See Section 16 for instructions on how you may obtain copies of the Annual Report and the Quarterly Report.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)
Statement of Operations Data:
Revenue	132,142	$157,456	$629,824	$865,151
Gross Profit (loss)	6,091	(24,781)	(75,669)	(141,722)
Loss From Operations	(1,591,465)	(1,076,741)	(7,143,484)	(7,479,763)
Net Loss	(1,705,759)	(1,197,394)	(2,937,520)	(9,088,752)
Net Loss to Common Shareholders	(1,705,759)	(1,203,394)	(2,949,520)	(9,414,184)
Weighted Average Common Shares:(1)	273,573,543	184,633,838	216,097,421	138,451,762
Basic Earnings (loss) Per Common Share:(1)	(.01)	(.01)	(.01)	(.07)
Diluted income (loss) per common share:(1)	N/A	N/A	N/A	N/A

Balance Sheet Data:
Current assets	323,721	264,286	403,310	459,366
Noncurrent assets	3,899,275	3,245,555	4,080,861	3,476,514
Current liabilities	6,941,059	7,278,489	5,881,659	6,528,954
Noncurrent liabilities	0	0	0	0

(1) These amounts do not reflect the 1:10 reverse stock split we affected in May 2009.

18

Book value per share.  The book value per share of our Common Stock as of March 31, 2009 was

$-0.00988.

Ratio of earnings to fixed charges.  We had net losses for the three months ended March 31, 2009 and 2008, as well as for the years ended December 31, 2008 and 2007. Therefore, our earnings were insufficient to cover our fixed charges for such periods, and we are unable to calculate the ratios of earnings to fixed charges for such periods. The dollar amounts of the deficiencies are $1.7 million for the quarter ended March 31, 2009, $1.2 million for quarter ended March 31, 2008, $2.9 million for year ended December 31, 2008 and $9.1 million for the year ended December 31, 2007.

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities

Interests of Directors and Officers. Our executive officers and directors will be eligible to participate in the Offer. We expect that our executive officers and directors will participate in the Offer and will receive shares set forth in the table below.

As of June 24, 2009, we had a total of 28,894,093 shares of Common Stock issued and outstanding, which is the only issued and outstanding voting equity security of the Company. The following table sets forth, as of June 23, 2009, for each of our executive officers and directors, their titles, the number of eligible warrants they currently hold, the percentage of all eligible warrants, and the number of shares they will receive should they participate in the Offer. The business address of each director and executive officer set forth above is:c/oi2 Telecom International, Inc., 5070 Old Ellis Pointe, Suite 110, Roswell, GA 30076 and the business telephone number of each director and executive officer is(404) 567-4750.

Name	# of Eligible Warrants	% of all Eligible Warrants	# of Restricted Shares to be Issued if all Eligible Warrants are Exchanged
Paul R. Arena Director, Chairman of the Board, Chief Financial Officer and Secretary	550,000	2.5%	110,000
Andrew L. Berman Director, Chief Executive Officer	625,000	2.8%	125,000
Timothy McGeehan Director	0	0.0%	0
Bruce C. Friedman Director	825,000	3.7%	165,000
Frederick D. Mapp Director	0	0.0%	0
Michael D. Reardon Director	0	0.0%	0
Audrey Braswell Director	770,000	3.5%	154,000
Christopher Miltenberger President and Chief Operating Officer	625,000	2.8%	125,000
Douglas F. Bender General Manager, Senior Vice President Engineering	0	0.0%	0
Totals	3,395,000	15.3%	679,000

19

The Company entered into Employment Agreements with each of Andrew L. Berman, Paul R. Arena, Christopher R. Miltenberger, and Douglas F. Bender on April 20, 2009, each of which were amended on June 24, 2009. Please see Exhibits (d)(9), (d)(10), (d)(11) and (d)(12) to the Schedule TO for copies of the Employment Agreements and Exhibits (d)(21), (d)(22), (d)(23) and (d)(24) to the Schedule TO for copies of amendments to each Employment Agreement. The Employment Agreement with Mr. Berman provides for, among other things: (i) employment as Chief Executive Officer of the Company; (ii) a two-year term, subject to annual extensions at the option of the Company; (iii) a base salary of $275,000, and an annual bonus of up to 50% of such base salary; and (iv) a grant of 400,000 stock warrants, at an exercise price of $0.70 per share, which warrants shall have a five-year term, and 100,000 of which vest 1/36 over three-years, and the remaining 300,000 of which will vest upon the attainment of certain performance hurdles.

The Employment Agreement with Mr. Arena provides for, among other things: (i) employment as Executive Chairman of the Board, Chief Financial Officer and Secretary of the Company; (ii) a two-year term, subject to annual extensions at the option of the Company; (iii) a base salary of $275,000, and an annual bonus of up to 50% of such base salary; and (iv) a grant of 400,000 stock warrants, at an exercise price of $0.70 per share, which warrants shall have a five-year term, and 100,000 of which vest 1/36 over three-years, and the remaining 300,000 of which will vest upon the attainment of certain performance hurdles.

The Employment Agreement with Mr. Miltenberger provides for, among other things: (i) employment as President and Chief Operating Officer of the Company; (ii) a two-year term, subject to annual extensions at the option of the Company; (iii) a base salary of $200,000 and an annual bonus of up to 50% of such base salary; and (iv) a grant of 200,000 stock warrants, at an exercise price of $0.50 per share, which warrants shall have a five-year term, and 50,000 of which vest 1/36 over three-years, and the remaining 150,000 of which will vest upon the attainment of certain performance hurdles.

The Employment Agreement with Mr. Bender provides for, among other things: (i) employment as Senior Vice President and General Manager of the Company; (ii) a two-year term, subject to annual extensions at the option of the Company; (iii) a base salary of $150,000, and an annual bonus of up to 50% of such base salary; and (iv) a grant of 200,000 stock warrants, at an exercise price of $0.70 per share, which warrants shall have a five-year term, and 50,000 of which vest 1/36 over three-years, and the remaining 150,000 of which will vest upon the attainment of certain performance hurdles.

The stock option amounts for the Employment Agreements above have been adjusted to reflect the 1:10 reverse split in May 2009.

Transactions and Arrangements Concerning Our Securities.   Please see Schedule A of this Offer to Exchange, which is incorporated herein by reference, for a description of transactions involving our securities.

Other than as otherwise disclosed in this Offer to Exchange, including Schedule A, neither we nor any of our directors or executive officers engaged in transactions involving the eligible warrants during the 60 days prior to the commencement of the Offer. For more detailed information concerning our executive officers and directors and their beneficial ownership of our Common Stock, you can consult our proxy statement for the 2009 Annual Meeting, which we filed with the SEC on May 21, 2009. See Section 16of this Offer to Exchange for instructions as to how you can view or obtain a copy of the proxy statement.

Other than as otherwise disclosed in this Offer to Exchange, including Schedule A, neither we nor, to our knowledge, any of our named executive officers, members of our board or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities.

11.	Status of Warrants We Acquire in the Offer; Accounting Consequences of the Offer

If you properly tender all eligible warrants for shares, upon our acceptance of those eligible warrants tendered in the Offer, the warrant agreements evidencing the issuance of those warrants will be deemed null and void and those warrants will be canceled. If you properly tender less than all eligible warrants for shares or repricing, upon our acceptance of those eligible warrants tendered in the Offer, the warrant agreements evidencing

20

the issuance of those warrants will be automatically amended to reduce the number of warrants available for exercise by the number of warrants you tendered or amended to reflect the new exercise price of $0.50 per share.

The fair value of a share will be equal to the closing price of our Common Stock on the date of issuance. Under SFAS No. 123 (revised 2004) “Share-Based Payment,” the exchange of warrants under the Offer is treated as a modification of the existing eligible warrants for accounting purposes. Accordingly, we will recognize; (i) the unamortized compensation cost of the surrendered eligible warrants, or (ii) the discounted exercise price, and the incremental compensation cost of the replacement stock issued in the Exchange Offer at the time of issuance. The incremental compensation will be measured as the excess, if any, of the fair value of stock issued in exchange for exchanged eligible warrants, measured as of the date the stock is issued, over the fair value of the eligible warrants surrendered in exchange for the stock, measured immediately prior to the cancellations. Further, we will take into consideration previous accounting treatment of the warrants as a possible off-set or recovery of previous non-cash compensation expenses, if any, on our financial statements.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Offer. We do not expect to recognize material incremental compensation expense for financial reporting purposes as a result of the Offer.

12.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the eligible warrants as described in this Offer to Exchange. If any approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of eligible warrants tendered pursuant to the Offer. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept properly tendered eligible warrants and to issue shares is subject to the conditions described in Section 6 of this Offer to Exchange.

13.	Material United States Tax Consequences

The following summary is a description of certain material U.S. federal income tax consequences of the Offer to eligible participants who are U.S. taxpayers. The discussion is for general information only and does not consider all aspects of federal income taxation that may be relevant to the Offer in light of such eligible participant’s personal circumstances and is not intended to be complete. In particular, this discussion does not address the U.S. federal income tax consequences of subsequent ownership of our Common Stock by Offer participants who do not hold the stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. federal income tax consequences of participating in the Offer by eligible participants subject to special treatment under the federal income tax laws, such as:

•	dealers in securities or foreign currencies;

•	tax-exempt investors;

•	partnerships or other pass-through entities and investors in such entities;

•	former citizens or residents of the United States;

•	regulated investment companies, banks, thrifts, insurance companies or other financial institutions;

•	persons holding warrants or Common Stock as part of a straddle, hedge, conversion or other integrated transaction;

•	persons whose functional currency is other than the U.S. dollar; and

•	persons subject to the alternative minimum tax.

Moreover, this summary does not address any aspect of U.S. federal tax law other than income taxation and does not describe any state, local or non-U.S. tax laws that may be applicable to eligible participants. We have based this discussion on the Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

If you are considering tendering into the Offer, you should consult an independent tax advisor regarding the application of United States federal income tax laws, as well as other federal tax laws and the laws of any state, local or non-U.S. taxing jurisdiction, to your particular situation.

As used herein, the term “U.S. taxpayer” means an eligible participant who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident alien of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a United States person.

The U.S. federal income tax treatment of a partner in a partnership holding warrants or Common Stock generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership, you should consult your independent tax advisor regarding the U.S. federal income tax consequences of the partnership participating in the Offer.

Compensatory Issuance of Warrants. If an eligible participant received warrants in exchange for providing services (either in an employee or independent contractor capacity) (a “Service Provider”), section 83 of the Code governs the timing of the income recognition related to such receipt. Depending on the particular circumstances of such Service Provider, however, the timing of such income recognition could vary substantially. If you are a Service Provider who received warrants in exchange for providing services to us, we urge you to consult with your independent tax advisor to verify how your particular receipt of warrants would have been affected by section 83 of the Code. The following describes generally the three main situations that could apply to your exchange of warrants for Common Stock (or for repriced warrants), depending on your independent (or your independent tax advisor’s) determination of how section 83 of the Code applies to the original warrants that were issued to you:

•

Service Provider Income Immediately Taxable. If, under section 83 of the Code and the applicable Treasury Regulations thereunder, you were immediately taxable on the receipt of the warrants, the U.S. federal income tax consequences to you for participating in the Offer are the same as those described below under the heading “Non-Compensatory Issuance of Warrants.”

•

Section 83(b) Election Made by Service Provider. This would be an unusual situation, but if, under section 83 of the Code and the applicable Treasury Regulations thereunder, you were not immediately taxable on the receipt of the warrants but made a section 83(b) election to be so taxed, then the U.S. federal income tax consequences to you for participating in the Offer are the same as those described below under the heading “Non-Compensatory Issuance of Warrants.”

•

No Section 83(b) Election Made by Service Provider. If, under section 83 of the Code and the applicable Treasury Regulations thereunder, you were not immediately taxable on the receipt of the warrants (and did not make a section 83(b) election to be so taxed), then you will recognize ordinary income by participating in the Offer and receiving Common Stock. The amount of ordinary income you recognize will be equal to the fair market value of the Common Stock received. We intend to determine the fair market value of the shares based on the closing price of our Common Stock on the OTCBB on the date the shares are issued after the closing of the Offer or, if no sales are reported on that date, on the most recent date on which sales were reported. With respect to participating in the Offer and electing to reprice your warrants, you will not recognize ordinary income – as long as the repriced warrants do not have a “readily ascertainable fair market value” (as defined in Treasury Regulations section 1.83-7) – until you exercise the repriced warrants. We believe that the repriced warrants do not have a “readily ascertainable fair market value,” but it is possible that the Internal Revenue Service will disagree with such assessment. We have not requested (nor will we request) an opinion of counsel regarding this characterization. Subsequent exercise of the repriced warrants, however, will be a taxable event, as discussed below under the heading “Exercise of Compensatory Warrants.”

Non-Compensatory Issuance of Warrants. For holders of non-compensatory issued warrants, we believe that participation in the Offer, more specifically, the exchange of five shares of Common Stock that could have been exercised under the warrants for one (1) share of Common Stock or the repricing of the warrants, will not be a taxable transaction for eligible participants. Eligible participants should have a tax basis in any Common Stock or warrants received equal to the tax basis that such eligible participants had in the exchanged warrants. Because the Common Stock and warrants are being issued as a part of a plan of “reorganization” (as defined in section 368(a)(1)(E) of the Code), when determining whether the sale of the Common Stock or warrants received in the Offer results in short-term or long-term capital gains or losses, the eligible participants should be able to include the time that they held the original warrants as part of the holding period of the Common Stock and warrants received in the Offer.

Application of Code Section 409A. Code section 409A was enacted under the American Jobs Creation Act of 2004 to address the timing of taxation of nonqualified deferred compensation. If the exercise price of the repriced warrants on the date of their issuance is less than the fair market value of the Common Stock on such date, then Code section 409A will apply if you are: (i) a Service Provider and; (ii) under section 83 of the Code and the applicable Treasury Regulations thereunder, you were not immediately taxable on the receipt of the eligible warrants (and did not make a section 83(b) election to be so taxed). Code section 409A imposes: (i)  an immediate income tax on the difference between the exercise price of the repriced warrants on the date of their issuance and the fair market value of the Common Stock on such date; (ii) a twenty percent (20%) additional income tax (similar to a penalty); and (iii) an interest charge. If you originally received your eligible warrants in connection with providing services to us, we urge you to consult an independent tax advisor to determine how Code section 409A applies to your participation in the Offer.

Dividends on Common Stock Received in the Offer. Any distributions with respect to the shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces the U.S. taxpayer’s adjusted tax basis in our Common Stock (determined on a share by share basis), and thereafter will be treated as gain realized on the sale or other disposition of our common stock, as described below.

A dividend distribution to a corporate holder may qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of our stock, not counting non-voting, non-convertible, non-participating preferred stock. A corporate holder that owns 20% or more of the voting power and value of our stock, other than non-voting, non-convertible, non-participating preferred stock, generally will qualify for an 80% dividends received deduction.

Exercise of Non-Compensatory Warrants.  Upon the exercise of a non-compensatory warrant (or a compensatory warrant that was either: (i) immediately taxable upon issuance; or (ii) one for which the Service Provider has made a Code section 83(b) election, a rather unusual case), a U.S. taxpayer will not recognize gain or loss and will have an adjusted tax basis in the common stock acquired pursuant to such exercise equal to the price paid for the warrant plus the exercise price of the warrant. The holding period for such common stock so acquired will generally commence on the date of exercise of the warrant.

The income tax consequence of a cashless exercise of a warrant will generally be treated as a taxable exchange in which the U.S. taxpayer will recognize gain or loss equal to the excess of the fair market value of the warrants deemed surrendered to pay the exercise price over the U.S. taxpayer’s tax basis in such warrants.

If a warrant expires unexercised, a U.S. taxpayer will recognize a capital loss equal to such U.S. taxpayer’s tax basis in the warrant. The deductibility of capital losses is subject to limitations.

Exercise of Compensatory Warrants. If you are a Service Provider, and under section 83 of the Code and the applicable Treasury Regulations thereunder you were not immediately taxable on the receipt of the eligible warrants (and did not make a section 83(b) election to be so taxed), then you will recognize ordinary income upon the exercise of the repriced warrants. The amount of ordinary income you recognize upon the exercise of the warrants will be equal to the fair market value of our shares received.

Sale (or Other Taxable Disposition) of the Shares of Our Common Stock Received in the Offer.  Upon the sale or other taxable disposition of the Common Stock, a U.S. taxpayer generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. taxpayer’s tax basis in the Common Stock. Gain or loss recognized on the sale or other taxable disposition of Common Stock generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or other taxable disposition, the Common Stock has been held for more than one year. The time period for which the U.S. taxpayer held the exchanged warrant(s) is included in such determination, unless the U.S. taxpayer received the exchanged warrant(s) as compensation for services and did not immediately recognize income under section 83 of the Code. A U.S. taxpayer’s basis in the Common Stock is equal to the U.S. taxpayer’s tax basis in the exchanged warrant(s) at the time of issuance of the shares of Common Stock; similarly, if you originally received the eligible warrants as compensation and were not immediately taxable under section 83 of the Code, your basis in the Common Stock would be equal to the amount of income you recognize on the exchange. The deductibility of capital losses is subject to limitations.

Sale (or Other Taxable Disposition) of Non-Compensatory Warrants Received in the Offer.  Upon the sale or other taxable disposition of repriced warrants received by a U.S. taxpayer who is not a Service Provider, such U.S. taxpayer generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. taxpayer’s tax basis in the warrants. Gain or loss recognized on the sale or other taxable disposition of warrants generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or other taxable disposition, the warrants have been held for more than one year. The time period for which the U.S. taxpayer held the exchanged warrant(s) is included in such determination. A U.S. taxpayer’s basis in the warrants is equal to the U.S. taxpayer’s tax basis in the eligible warrant(s) at the time of issuance of the repricing of the warrants. The deductibility of capital losses is subject to limitations.

21

Information Reporting, Withholding and Backup Withholding. Information reporting requirements could apply in connection with the Offer and the proceeds from a sale or other disposition of the Common Stock or warrants. A U.S. taxpayer may be subject to U.S. backup withholding tax at the rates specified in the Code if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. taxpayer to a refund, provided that the required information is furnished to the Internal Revenue Service.

22

14.	Extension of Offer; Termination; Amendment

At any time and from time to time, we may extend the period of time during which the Offer is open and delay accepting any eligible warrants properly tendered for exchange by publicly announcing the extension and giving notice of the extension to eligible participants. If we extend the Offer beyond July 31, 2009, we will publicly announce the extension no later than 9:00 A.M., Atlanta time, on the next business day after the last previously scheduled or announced expiration of the Offer.

23

We expressly reserve the right, in our sole discretion, to terminate or amend the Offer upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange, by giving notice thereof to eligible participants, including by means of a public announcement thereof. Our right to delay accepting and canceling eligible warrants is limited by applicable securities laws, which require that we must pay the consideration offered or return any eligible warrants properly tendered promptly after we terminate or withdraw the Offer.

In addition, as long as we comply with applicable law, we may amend the Offer in any way, including by amending the consideration you will receive in exchange for the eligible warrants you properly tender.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and will notify eligible participants (such notice will be by public announcement). Under these rules, the minimum period the Offer must remain open, following material changes in the terms of the Offer or in the information about the Offer, will depend on the facts and circumstances.

15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person to solicit tenders of warrants pursuant to the Offer.

16.	Additional Information

We have filed with the SEC a tender offer statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the SEC, before making a decision on whether to tender your eligible warrants:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

(c)

our Current Reports on Form 8-K filed with the SEC on March 10, 2009, April 24, 2009, April 30, 2009, May 4, 2009, May 8, 2009, May 28, 2009, June 10, 2009, June 17, 2009 and June 29, 2009 and July 1, 2009.

(d)	our Definitive Proxy Statement for our fiscal 2009 Annual Meeting of Shareholders, filed with the SEC on May 21, 2009; and

(e)

the description of our Common Stock contained in our Registration Statement on Form SB-2 filed with the SEC on June 28, 2007 including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference the foregoing documents and any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Offer to Exchange and the expiration of the Offer.

Our filings are also available to the public through the SEC’s internet site at http://www.sec.gov. In addition, you may read and copy these filings, and our other annual, quarterly and current reports, our proxy statements and our other SEC filings, at the SEC’s public reference room:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

24

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom this Offer to Exchange is delivered, upon his or her written or oral request, a copy of the Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

i2 Telecom International, Inc.
5070 Old Ellis Pointe, Suite 110
Roswell, GA 30076
Attn: Chief Financial Officer

or by telephoning us at (404) 567-4750 between the hours of 9:00 a.m. and 5:00 p.m., Atlanta Time.

As you read the documents listed in this Section 16 you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer, you should rely on the statements made in the most recent document.

The information about us contained in the Offer should be read together with the information contained in the documents to which we have referred you.

17.	Forward-Looking Statements

Your decision whether or not to participate in the Offer should take into account the factors described in this Offer to Exchange as well as the various risks inherent in our business. We have described risks, including risks concerning us, in the information we have incorporated by reference into this Offer to Exchange.

This Offer to Exchange and the documents incorporated by reference into this Offer to Exchange contain both historical and forward-looking statements. These forward-looking statements generally can be identified by the use of statements that include words such as “believe”, “expect”, “anticipate”, “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. More information about risks, uncertainties and factors is included in our filings with the SEC including, but not limited, to the Annual Report. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. We cannot make any assurance that projected results or events will be achieved. The forward-looking statements included in this Offer to Exchange or in any of the documents that are incorporated by reference in this Offer to Exchange are only made as of the date of this Offer to Exchange or the respective incorporated document. We expressly disclaim any intent or obligation to update any forward-looking statement to reflect subsequent events or circumstances.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, eligible participants residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

25

i2 TELECOM INTERNATIONAL, INC.

July 1, 2009

26

SCHEDULE A

TRANSACTIONS AND ARRANGEMENTS CONCERNING OUR SECURITIES

This Schedule A, which is incorporated by reference into the Offer to Exchange, provides descriptions of the following transactions:

I.	Transactions in the eligible warrants during the 60 days prior to the Offer; and
II.

Agreements, arrangements or understandings, whether or not legally enforceable, between the Company, our executive officers or directors and any other person with respect to our securities, which includes the following transactions:

A.	Options
B.	Warrants
C.	Notes
D.	Series F Convertible Preferred Stock
E.	Other
I.	Securities Transactions During the Past 60 Days.

      During the 60 days prior to the commencement of the Offer, the Company has issued the following warrants:

Name	Issue Date	Term (Months)	Price	Number of Shares of Common Stock Underlying Warrants
21st Century Strategic	04/30/09	60	$0.10	112,500
Arena, Paul	06/22/09	60	$0.80	300,000
Blumenstein	06/22/09	60	$0.80	30,000
Bradley	06/22/09	60	$0.80	50,000
Braswell Enterprises	06/22/09	60	$0.80	420,000
CEJ	06/22/09	60	$0.80	100,000
Clarke	06/22/09	60	$0.80	25,000
Cooper McKhann Trust	06/22/09	60	$0.80	75,000
Crews, Jerry	06/22/09	60	$0.80	37,500
Edwards, Jerry	05/07/09	36	$0.80	20,000
Ehrlich, James	06/22/09	60	$0.80	25,000
Fantino, Mark	06/22/09	60	$0.80	25,000
Flynn	06/22/09	60	$0.80	30,000
Friedman, Bruce	05/01/09	60	$0.80	12,500
Friedman, Bruce	05/01/09	60	$0.80	25,000
Friedman, Bruce	05/01/09	60	$0.80	25,000
Friedman, Bruce	06/22/09	60	$0.80	169,167
Gibson	06/22/09	60	$0.80	110,000
Hollander, Jeff	06/22/09	60	$0.80	83,333
Hoffman, Richard	05/11/09	36	$0.80	10,000
Hooker, Ron	06/22/09	60	$0.80	25,000
Hooker, Ron & Mary	06/22/09	60	$0.80	25,000
IA Madison Assoc.	06/22/09	60	$0.80	50,000
Kern	06/22/09	60	$0.80	40,000
Koffman, Burton	06/22/09	60	$0.80	70,000
Loulakis, Michael	05/11/09	36	$0.80	67,000
Marshall Folkes	06/22/09	60	$0.80	50,000
Mena Investment	06/22/09	60	$0.80	12,500
MidSouth Investors	06/22/09	60	$0.80	10,000
Monaco, Susan	05/11/09	36	$0.80	20,000
Montgomery, Mitchell	06/22/09	60	$0.80	98,332
Peyton Jackson	02/27/09	36	$0.80	25,000
Purcell, Ernest	06/22/09	60	$0.80	95,833
Purcell, Ernest	06/22/09	60	$0.80	50,000
Ranzini, Angela	06/22/09	60	$0.80	12,500
Rapp, Phillip	06/22/09	60	$0.80	80,000
Reynolds	06/22/09	60	$0.80	10,000
Ricci	06/22/09	60	$0.80	25,000
Ritter, Robert	06/22/09	60	$0.80	31,667
Robinson, Collin	05/07/09	36	$0.80	10,000
Robinson, Enid	05/07/09	36	$0.80	20,000
Slack, Robert	05/07/09	36	$0.80	20,000
Steel, Kenneth	06/22/09	60	$0.80	251,667
Steel, Kenneth	06/22/09	60	$0.80	321,667
Stephen Butterfield Trust	06/05/09	36	$0.63	3,000,000
Stilwell	06/22/09	60	$0.80	5,000
Vestal Venture Capital	06/22/09	60	$0.80	443,042

II.	Agreements, Arrangements and Understandings between the Company or any of our Officers or Directors and any Other Person with Respect to our Securities.
A.	Options.

In addition to the Offer, we are also offering to our current and former employees and directors who hold outstanding options the opportunity to exchange those options for shares of our Common Stock in the same ratio as in this Offer, which is one share of Common Stock for each five shares exercisable under the options. The number of shares into which all options taken together could currently exercise is approximately 5,362,014. If all options are exchanged for shares, we will issue an additional 1,072,043 shares of our Common Stock to the option holders. Our current and former employees, executive officers and directors holding outstanding options will be eligible to participate in the option offer. The option offer will reduce the overhang and decrease the potential dilution that could result from exercise.

The Company grants options to purchase shares of the Company’s Common Stock to its directors pursuant to the Company’s 2004 Plan. During fiscal year 2008, each director serving in his first year as a director received options to purchase 200,000 shares of Common Stock, exercisable at $0.10 per share and vesting at 50% over a two year period. The options expire after three years from the grant date. All other directors received options to purchase 50,000 shares of Common Stock, exercisable at $0.10 per share and vesting at 50% over a two year period. These options also expire after three years from the grant date.

On March 19, 2009, the Company granted to each of the following incumbent directors options to purchase 50,000 shares of Common Stock, exercisable at $0.80 per share and vesting at 1/36th per month over a three year period: Andrew Berman, Timothy McGeehan, David Reese, D. Christer Bylander, Audrey Braswell and

A - 1

Montgomery Bannerman. The options expire after three years from the grant date. Subsequently, on May 6, 2009, the Board granted to Bruce C. Friedman options to purchase 300,000 shares of Common Stock, exercisable at $0.70 per share, vesting at 1/36th each month over a three year period and expiring three years from the grant date. The Board also granted to each of Frederick D. Mapp and Michael D. Reardon on June 8, 2009 and June 17, 2009 respectively, options to purchase 200,000 shares of Common Stock, exercisable at $0.70 per share, vesting at 1/36th each month over a three year period and expiring three years from the grant date. Please see Exhibits (d)(20) and (d)(7) to the Schedule TO for a copy of the i2 Telecom International, Inc. 2004 Incentive Stock Option Plan and the form of Stock Option Agreement.

The following table provides details for the outstanding options to purchase shares of our Common Stock that the Board has granted:

Name (*)	Grant Date	Term(Months)	Price	Number of Shares of Common Stock Underlying Options
Aghapekian, Raffi	03/19/09	36	$0.80	40,000
Arena, Paul	06/01/02	96	$1.50	121,803
Arena, Paul	03/21/07	36	$1.50	30,000
Arena, Paul	01/07/08	36	$1.00	250,000
Arena, Paul	03/19/09	36	$0.80	250,000
Arena, Paul	04/20/09	36	$0.70	400,000
Bannerman, Monty	09/05/07	36	$0.70	200,000
Bannerman, Monty	01/07/08	36	$1.00	25,000
Bannerman, Monty	03/19/09	96	$0.80	2,777
Bender, Douglas	11/01/02	36	$1.50	66,438
Bender, Douglas	03/21/07	36	$1.50	10,000
Bender, Douglas	01/07/08	36	$1.00	100,000
Bender, Douglas	03/19/09	48	$0.80	100,000
Bender, Douglas	04/20/09	36	$0.70	200,000
Berman, Andrew	04/14/08	36	$1.00	200,000
Berman, Andrew	09/15/08	36	$1.00	100,000
Berman, Andrew	03/19/09	96	$0.80	50,000
Berman, Andrew	04/20/09	36	$0.70	400,000
Biegel, Sara	03/19/09	36	$0.80	20,000
Braswell, Audrey	06/01/02	36	$1.50	33,219
Braswell, Audrey	03/21/07	36	$1.50	10,000
Braswell, Audrey	01/07/08	36	$1.00	50,000
Braswell, Audrey	03/19/09	36	$0.80	50,000
Bylander, Chris	03/21/07	36	$1.50	10,000
Bylander, Chris	01/07/08	36	$1.00	25,000
Bylander, Chris	03/19/09	36	$0.80	1,389
Cochran, Del	05/14/09	36	$0.80	50,000
Cooper, Andrew	12/12/07	36	$1.00	50,000
Cooper, Andrew	01/27/09	36	$0.80	100,000
Crockatt, Clifton	03/21/07	36	$1.50	10,000
Evans, Ken	01/07/08	36	$1.00	25,000
Evans, Ken	03/19/09	36	$0.80	50,000
Fazel, Ali	03/19/09	36	$0.80	20,000
Friedman, Bruce	05/06/09	48	$0.70	300,000
Gilormo, Doug	03/19/09	36	$0.80	20,000
Hefner, Kenny	05/07/08	48	$1.00	10,000
Hefner, Kenny	03/19/09	36	$0.80	25,000

A - 2

Name (*)	Grant Date	Term(Months)	Price	Number of Shares of Common Stock Underlying Options
Hester, Cynthia	04/30/08	36	$1.00	50,000
Hester, Cynthia	03/19/09	36	$0.80	30,000
Jones, Jeffery	11/07/06	36	$1.20	5,000
Jones, Jeffrey	01/07/08	36	$1.00	20,000
Mapp, Fred	06/04/09	36	$0.70	200,000
McGeehan, Timothy	09/24/08	36	$1.00	200,000
McGeehan, Timothy	03/19/09	36	$0.80	50,000
Miltenberger, Chris	08/05/08	36	$1.20	200,000
Miltenberger, Chris	03/19/09	36	$0.80	100,000
Miltenberger, Chris	04/20/09	36	$0.70	200,000
Morse, Susan	03/19/09	36	$0.80	20,000
Murphy, Tom	09/24/08	36	$1.00	50,000
Reardon, Mike	06/17/09	36	$0.70	200,000
Reese, David	05/01/07	36	$1.20	160,000
Reese, David	09/12/07	36	$1.20	80,000
Reese, David	09/23/08	36	$1.00	150,000
Reese, David	03/19/09	36	$0.80	1,389
Stessel, Larry	01/07/08	36	$1.00	30,000
Stessel, Larry	03/19/09	36	$0.80	40,000
Stevans, Travis	01/07/08	36	$1.00	20,000
Stevans, Travis	03/19/09	36	$0.80	30,000
Steven Short	03/19/09	36	$0.80	30,000

_______________________

*Please see Exhibit (d)(7) to the Schedule TO for the Form of Stock Option Agreement.

B.	Warrants.

The following table provides details for outstanding warrants to purchase shares of our Common Stock (with cashless exercise provisions) that the Board has issued:

Name (**)	Issue Date	Term (Months)	Price	Number of Shares of Common Stock Underlying Warrants
21st Century Strategic	01/30/09	60	$ 0.10	112,500
21st Century Strategic	02/28/09	60	$ 0.10	112,500
21st Century Strategic	03/30/09	60	$ 0.10	112,500
21st Century Strategic	04/30/09	60	$ 0.10	112,500
3CD Consulting	06/16/08	36	$ 1.00	200,000
Arena, Paul	10/25/08	60	$ 0.80	250,000
Arena, Paul	06/22/09	60	$ 0.80	300,000
Barnes, Amy	12/20/06	36	$ 0.70	71,429

A - 3

Name (**)	Issue Date	Term (Months)	Price	Number of Shares of Common Stock Underlying Warrants

Barr	04/16/09	36	$ 0.80	100,000
Barton, Chad	02/28/07	36	$ 1.20	104,167
Barton, Chad	10/30/07	36	$ 1.20	37,500
Beckmann DE Tr	10/30/07	36	$ 0.70	25,000
Beckoff, Robert	12/28/06	36	$ 0.70	17,857
Beckoff, Robert	10/30/07	36	$ 0.70	3,125
Blumenstein	02/27/09	36	$ 0.80	30,000
Blumenstein	06/22/09	60	$ 0.80	30,000
Bradley	03/02/09	36	$ 0.80	50,000
Bradley	06/22/09	60	$ 0.80	50,000
Braswell Enterprises	10/25/08	60	$ 0.80	250,000
Braswell Enterprises	02/25/09	60	$ 0.80	100,000
Braswell Enterprises	06/22/09	60	$ 0.80	420,000
Bromberg, David	02/28/07	36	$ 1.20	25,000
Bromberg, David	10/30/07	36	$ 1.20	2,400
Bromberg, David - IRA	10/30/07	36	$ 1.20	6,600
Bryde, Bruce	12/20/06	36	$ 0.70	28,571
Camera, David	12/20/06	36	$ 0.70	5,000
Case	04/27/09	36	$ 0.80	8,000
Castlemark	06/16/08	36	$ 1.00	100,000
CEJ	02/05/09	36	$ 0.80	100,000
CEJ	06/22/09	60	$ 0.80	100,000
Chadwick, Michael	02/28/07	36	$ 1.20	10,417
Chadwick, Michael	10/30/07	36	$ 1.20	3,750
Church, Larry	02/28/07	36	$ 1.20	10,417
Church, Larry	10/30/07	36	$ 1.20	3,750
Clarke	03/13/09	36	$ 0.80	25,000
Clarke	06/22/09	60	$ 0.80	25,000
Cooper McKhann Trust	06/22/09	60	$ 0.80	75,000
Cooper Trust	12/30/08	60	$ 0.80	100,000
Cooper Trust	01/27/09	60	$ 0.80	100,000
Cooper Trust	03/15/09	60	$ 0.80	100,000

Cooper, Andrew	02/29/08	60	$ 1.00	100,000
Cooper, Andrew	05/15/08	60	$ 1.00	150,000
Cooper, Andrew	08/15/08	60	$ 1.00	50,000
Cooper, Andrew	09/15/08	60	$ 0.80	100,000
Cornell Capital Partners	01/04/07	36	$ 1.10	132,500
Crews, Jerry	12/28/06	36	$ 0.70	71,429
Crews, Jerry	02/28/07	36	$ 1.20	20,833
Crews, Jerry	10/30/07	36	$ 1.20	7,500
Crews, Jerry	10/30/07	36	$ 0.70	12,500
Crews, Jerry	12/31/07	60	$ 1.00	50,000
Crews, Jerry	03/25/08	60	$ 1.00	50,000
Crews, Jerry	04/08/08	60	$ 1.00	50,000
Crews, Jerry	04/15/08	60	$ 1.00	50,000
Crews, Jerry	05/02/08	60	$ 1.00	25,000
Crews, Jerry	10/14/08	60	$ 0.80	50,000
Crews, Jerry	12/15/08	60	$ 0.80	50,000
Crews, Jerry	02/15/09	60	$ 0.80	75,000
Crews, Jerry	06/22/09	60	$ 0.80	37,500
Delaware Charter Guarantee & Trust Co. TTEE F/B/O William Beckman,Acct #RHL 019712	12/28/06	36	$ 0.70	142,871
Dunbar	04/24/09	36	$ 0.80	100,000
Dutton, Kevin	02/28/07	36	$ 1.20	4,167
Dutton, Kevin	10/30/07	36	$ 1.20	750
Edwards, Jerry	05/07/09	36	$ 0.80	20,000
Ehrlich, James	09/01/08	60	$ 0.80	100,000
Ehrlich, James	06/22/09	60	$ 0.80	25,000
Falkner, Jerry	02/28/08	60	$ 1.00	50,000
Fantino, Mark	06/22/09	60	$ 0.80	25,000
Flanagan, Jim	02/28/07	36	$ 1.20	10,417
Flanagan, Jim	10/30/07	36	$ 1.20	3,750
Flynn	04/03/09	36	$ 0.80	30,000
Flynn	06/22/09	60	$ 0.80	30,000
Fox	04/27/09	36	$ 0.80	10,000
Franke, Joe	02/28/07	36	$ 1.20	10,417
Frankie, John	12/28/06	36	$ 0.70	71,429
Frankie, John	10/30/07	36	$ 0.70	12,500
Friedman, Bruce	10/30/07	36	$ 1.20	3,750
Friedman, Bruce	08/15/08	60	$ 1.00	75,000
Friedman, Bruce	08/20/08	60	$ 1.00	25,000
Friedman, Bruce	08/25/08	60	$ 1.00	25,000
Friedman, Bruce	09/01/08	60	$ 1.00	25,000
Friedman, Bruce	09/02/08	60	$ 1.00	50,000
Friedman, Bruce	09/02/08	60	$ 1.00	50,000

A - 4

Name (**)	Issue Date	Term (Months)	Price	Number of Shares of Common Stock Underlying Warrants

Friedman, Bruce	09/26/08	60	$ 1.00	50,000
Friedman, Bruce	01/20/09	60	$ 0.80	50,000
Friedman, Bruce	01/25/09	60	$ 0.80	50,000
Friedman, Bruce	01/25/09	60	$ 0.80	100,000
Friedman, Bruce	02/01/09	60	$ 0.80	37,500
Friedman, Bruce	02/01/09	60	$ 0.80	75,000
Friedman, Bruce	02/01/09	60	$ 0.80	75,000
Friedman, Bruce	02/15/09	60	$ 0.80	75,000
Friedman, Bruce	05/01/09	60	$ 0.80	12,500
Friedman, Bruce	05/01/09	60	$ 0.80	25,000
Friedman, Bruce	05/01/09	60	$ 0.80	25,000
Friedman, Bruce	06/22/09	60	$ 0.80	169,167
Gibson	02/23/09	36	$ 0.80	110,000
Gibson	06/22/09	60	$ 0.80	110,000
Grace, Don	02/28/07	36	$ 1.20	10,417
Grace, Don	10/30/07	36	$ 1.20	3,750
Hachem, Stacia	10/30/07	36	$ 1.20	15,000
Hardin, Lee	02/28/07	36	$ 1.20	6,250
Hardin, Lee	10/30/07	36	$ 1.20	2,250
Hayes Family Tr, UA dtd 1/20/92	12/20/06	36	$ 0.70	35,714
Hayes, Alan G.	12/20/06	36	$ 0.70	35,714
Heiken, Russ	02/28/07	36	$ 1.20	10,417
Heiken, Russ	10/30/07	36	$ 1.20	3,750
Hoffman, Richard	05/11/09	36	$ 0.80	10,000
Hollander, Jeff	03/06/08	60	$ 1.00	100,000
Hollander, Jeff	05/08/08	60	$ 1.00	50,000
Hollander, Jeff	06/07/08	60	$ 1.00	100,000
Hollander, Jeff	08/07/08	60	$ 1.00	150,000
Hollander, Jeff	11/07/08	60	$ 0.80	300,000
Hollander, Jeff	06/22/09	60	$ 0.80	83,333
Hooker, Ron	06/22/09	60	$ 0.80	25,000
Hooker, Ron & Mary	06/22/09	60	$ 0.80	25,000
Hornsby, Jared	10/30/07	36	$ 1.20	750
Huynh, Daniel	12/20/06	36	$ 0.70	142,857
IA Madison	01/16/09	36	$ 0.80	50,000
IA Madison Assoc.	06/22/09	60	$ 0.80	50,000
Jackson, Peyton	02/27/09	36	$ 0.80	25,000
Johnson, Terry	02/28/07	36	$ 1.20	10,417
Johnson, Terry & Mar	10/30/07	36	$ 1.20	3,750
Jones, David	02/28/07	36	$ 1.20	16,667
Jones, David	02/28/07	36	$ 1.20	27,083
Jones, David & Connie	10/30/07	36	$ 1.20	15,750
KBK Ventures	06/16/08	36	$ 1.00	200,000
Kern	02/18/09	36	$ 0.80	40,000

Name (**)	Issue Date	Term (Months)	Price	Number of Shares of Common Stock Underlying Warrants

Kern	04/24/09	36	$ 0.80	100,000
Kern	06/22/09	60	$ 0.80	40,000
Kirchofer, Bill	02/28/07	36	$ 1.20	12,500
Kirchoffer, Bill	10/30/07	36	$ 1.20	4,500
Kissner, Gerry - IRA	10/30/07	36	$ 1.20	3,750
Kistner, Jerry	02/28/07	36	$ 1.20	10,417
Klefos, Erik	02/28/07	36	$ 1.20	10,417
Klefos, Erik - IRA	10/30/07	36	$ 1.20	3,750
Knapp, Eric "Rick"	10/30/07	36	$ 1.20	3,750
Knott, Wilson	12/28/06	36	$ 0.70	71,429
Knott, Wilson	12/28/06	36	$ 0.70	71,429
Knott, Wilson	02/28/07	36	$ 1.20	10,417
Knott, Wilson	10/30/07	36	$ 1.20	3,750
Knott, Wilson	10/30/07	36	$ 0.70	25,000
Knotts, Greg	02/28/07	36	$ 1.20	10,417
Knotts, Greg	10/30/07	36	$ 1.20	3,750
Koffman, Bud	12/15/08	60	$ 0.80	150,000
Koffman, Bud	02/19/09	60	$ 0.80	150,000
Koffman, Burton	09/19/08	60	$ 0.80	100,000
Koffman, Burton	06/22/09	60	$ 0.80	70,000
Kossar, Bernard	12/31/07	60	$ 1.00	50,000
Kossar, Bernard	03/01/08	60	$ 1.00	50,000
Kossar, Bernard	05/02/08	60	$ 1.00	25,000
Loulakis, Michael	05/11/09	36	$ 0.80	67,000
Mack, Jim & Bonnie	02/28/07	36	$ 1.20	20,833
Mack, Jim & Bonnie	10/30/07	36	$ 1.20	7,500
Mark Fantino	02/03/09	36	$ 0.80	25,000
Marshall Folkes	03/12/09	36	$ 0.80	50,000
Marshall Folkes	06/22/09	60	$ 0.80	50,000
Mena Investment	06/22/09	60	$ 0.80	12,500
MidSouth Investors	06/22/09	60	$ 0.80	10,000
Monaco, Susan	05/11/09	36	$ 0.80	20,000
Montgomery, Mitchell	05/14/08	60	$ 1.00	50,000
Montgomery, Mitchell	12/19/08	60	$ 0.80	100,000
Montgomery, Mitchell	01/19/09	60	$ 0.80	100,000
Montgomery, Mitchell	06/22/09	60	$ 0.80	98,332
Munoz, George	12/28/06	36	$ 0.70	71,429
Munoz, George	02/28/07	36	$ 1.20	20,833
Munoz, George	10/30/07	36	$ 1.20	7,500
Munoz, George	10/30/07	36	$ 0.70	12,500
Napp, Rick	02/28/07	36	$ 1.20	10,417
Pamplona Capital, Inc.	12/20/06	36	$ 0.70	35,714
Peyton Jackson	02/27/09	36	$ 0.80	25,000
Phipps, Hubert	02/29/08	60	$ 1.00	25,000
Phipps, Hubert	01/27/09	60	$ 0.80	100,000

A - 5

Name (**)	Issue Date	Term (Months)	Price	Number of Shares of Common Stock Underlying Warrants

Pignatello, Elizabeth	05/07/09	36	$ 0.80	5,000
Pitelli, Mary	02/28/07	36	$ 1.20	10,417
Pitelli, Mary	10/30/07	36	$ 1.20	3,750
Pitkin, Barry & Smith, Teal	12/20/06	36	$ 0.70	11,429
Purcell, Ernest	09/01/08	60	$ 0.80	175,000
Purcell, Ernest	09/01/08	60	$ 0.80	175,000
Purcell, Ernest	06/22/09	60	$ 0.80	95,833
Purcell, Ernest	06/22/09	60	$ 0.80	50,000
Ranzini, Angela	06/22/09	60	$ 0.80	12,500
Rapp, Phillip	10/30/07	36	$ 0.70	25,000
Rapp, Phillip	12/18/08	60	$ 0.80	100,000
Rapp, Phillip	03/12/09	60	$ 0.80	100,000
Rapp, Phillip	06/22/09	60	$ 0.80	80,000
Reynolds	04/30/09	36	$ 0.80	10,000
Reynolds	06/22/09	60	$ 0.80	10,000
Ricci	02/05/09	36	$ 0.80	25,000
Ricci	06/22/09	60	$ 0.80	25,000
Ritter, Robert	02/28/07	36	$ 1.20	10,417
Ritter, Robert	10/30/07	36	$ 1.20	3,750
Ritter, Robert	10/30/08	60	$ 0.80	25,000
Ritter, Robert	12/19/08	60	$ 0.80	50,000
Ritter, Robert	06/22/09	60	$ 0.80	31,667
Robinson, Collin	05/07/09	36	$ 0.80	10,000
Robinson, Enid	05/07/09	36	$ 0.80	20,000
Ron & Mary Hooker	02/06/09	36	$ 0.80	25,000
Ron Hooker	02/05/09	36	$ 0.80	25,000
Salerno, Russ	02/28/07	36	$ 1.20	10,417
Salerno, Russ	10/30/07	36	$ 1.20	3,750
Sanders 1998 Children's Trust	10/30/07	36	$ 0.70	9,375
Sanders 1998 Children's Trust DTD 12/01/97	12/28/06	36	$ 0.70	53,571
Sanders, Don	12/28/06	36	$ 0.70	53,571
Sanders, Don	10/30/07	36	$ 0.70	9,375
Sanders, Katherine	12/28/06	36	$ 0.70	53,571
Sanders, Katherine	10/30/07	36	$ 0.70	9,375
Schwartz, Jay	02/28/07	36	$ 1.20	62,500
Slack, Robert	05/07/09	36	$ 0.80	20,000
Snyder, Ward	12/20/06	36	$ 0.70	28,571
Staudinger, David	10/30/07	36	$ 1.20	3,750
Steel, Kenneth	09/19/08	60	$ 0.80	100,000
Steel, Kenneth	09/29/08	60	$ 0.80	100,000
Steel, Kenneth	10/22/08	60	$ 0.80	150,000
Steel, Kenneth	10/27/08	60	$ 0.80	150,000
Steel, Kenneth	11/20/08	60	$ 0.80	150,000

A - 6

Name (**)	Issue Date	Term (Months)	Price	Number of Shares of Common Stock Underlying Warrants
Steel, Kenneth	11/30/08	60	$ 0.80	300,000
Steel, Kenneth	02/20/09	60	$ 0.80	150,000
Steel, Kenneth	03/01/09	60	$ 0.80	300,000
Steel, Kenneth	06/22/09	60	$ 0.80	251,667
Steel, Kenneth	06/22/09	60	$ 0.80	321,667
Stephen Butterfield Trust	04/27/09	36	$ 0.63	500,000
Stephen Butterfield Trust	06/05/09	36	$ 0.63	3,000,000
Stern, Richard	12/20/06	36	$ 0.70	7,143
Stilwell	03/13/09	36	$ 0.80	5,000
Stilwell	06/22/09	60	$ 0.80	5,000
Stoddinger, David	02/28/07	36	$ 1.20	10,417
Tanner, Jeff	02/28/07	36	$ 1.20	10,417
Tanner, Jeff	10/30/07	36	$ 1.20	3,750
Thurston, Ron	02/28/07	36	$ 1.20	12,500
Thurston, Ron	10/30/07	36	$ 1.20	4,500
TriEquity	06/16/08	36	$ 1.00	100,000
Verdi Trading	10/30/07	36	$ 1.20	22,500
Vestal Venture Capital	08/24/08	60	$ 0.80	62,500
Vestal Venture Capital	08/24/08	60	$ 0.80	150,000
Vestal Venture Capital	10/22/08	60	$ 0.80	150,000
Vestal Venture Capital	10/23/08	60	$ 0.80	135,000
Vestal Venture Capital	10/24/08	60	$ 0.80	150,000
Vestal Venture Capital	10/24/08	60	$ 0.80	150,000
Vestal Venture Capital	11/07/08	60	$ 0.80	135,000
Vestal Venture Capital	11/07/08	60	$ 0.80	150,000
Vestal Venture Capital	06/22/09	60	$ 0.80	443,042
Virenta	10/08/08	36	$ 1.00	625,000
Weir, Don & Julie	12/28/06	36	$ 0.70	53,571
Weir, Don & Julie	10/30/07	36	$ 0.70	9,375
Winslow, Grover	12/28/06	36	$ 0.70	35,714
Winslow, Grover	10/30/07	36	$ 0.70	6,250
Yeh's Mechanical Services	12/20/06	36	$ 0.70	71,429
Zyngier, Alex	02/28/07	36	$ 1.20	41,667

A - 7

_______________________

**        Please see Exhibit (d)(6) to the Schedule TO for the Form of Warrant with cashless exercise provisions. These warrants are also subject to registration rights. Please see Exhibit (d)(15) to the Schedule TO for the Form of Registration Rights Agreement.

The following table provides details for outstanding warrants to purchase shares of our Common Stock (without cashless exercise provisions) that the Board has issued:

Name(***)	Issue Date	Term (Months)	Price	Number of Shares of Common Stock Underlying Warrants
3CD Consulting	06/12/07	36	$1.00	200,000
3CD Consulting	03/11/09	36	$0.80	200,000
Armstrong, Pat	02/20/07	36	$1.20	25,250
Armstrong, Pat	06/02/08	36	$0.70	87,500
Bromberg, David	12/10/06	36	$1.00	5,000
Bromberg, David	02/20/07	36	$1.20	6,750
Bromberg, David	03/15/07	36	$1.20	11,750
Burns, Clark	09/12/08	36	$1.00	100,000
C&H Capital	08/16/06	36	$0.70	100,000
C&H Capital	06/12/07	36	$1.00	100,000
Camera, David	11/20/07	36	$0.70	30,000
Couples, Fred	01/30/09	12	$0.50	135,638
Edwards, Andru	12/12/08	36	$0.80	10,000
Falkner, Jerry	10/30/06	36	$0.70	5,000
Falkner, Jerry	02/20/07	36	$1.00	25,000
Freeman, Samuel	09/29/08	36	$1.00	10,000
GKF Consulting	08/22/08	36	$1.20	80,000
KBK Ventures	06/12/07	36	$1.00	200,000
KBK Ventures	03/11/09	36	$0.80	200,000
Knott, Wilson	12/10/06	36	$1.00	5,000
Knott, Wilson	02/20/07	36	$1.20	25,250
Kossar, Bernard	09/14/07	36	$1.00	25,000
Lastra, Roberto	08/28/08	36	$1.20	100,000
Mena Investments	10/30/06	36	$0.70	5,000
Mena Investments	01/01/07	36	$1.00	12,500

A - 8

Name(***)	Issue Date	Term (Months)	Price	Number of Shares of Common Stock Underlying Warrants

Mena Investments	01/01/08	36	$1.00	12,500
MidSouth Investors	01/01/07	36	$1.00	10,000
MidSouth Investors	01/01/08	36	$1.00	10,000
Montgomery, Mitchell	07/14/08	60	$1.00	50,000
Munoz, George	03/31/08	60	$1.00	10,000
Munoz, George	03/31/08	60	$1.00	10,000
Pernice, Tom	01/22/09	12	$0.50	42,553
Phipps, Hubert	08/31/06	36	$1.00	25,000
Phipps, Hubert	08/31/07	36	$1.00	25,000
Puri, Deepak	10/14/08	36	$0.80	50,000
Ranzini, Angela	10/30/06	36	$0.70	5,000
Ranzini, Angela	01/01/07	36	$1.00	12,500
Roach, O. Lynn	01/30/09	12	$0.50	23,936
Snowden, Phil	03/10/09	12	$1.00	20,000
Steel, Kenneth	07/27/08	60	$1.00	75,000
Stern, Mike	12/10/06	36	$0.70	4,500
Stern, Mike	12/15/06	36	$0.70	4,500
Stessel, Larry	11/01/06	36	$0.70	87,500
Stessel, Larry	02/20/07	36	$1.20	25,250
Stessel, Larry	06/02/08	36	$0.70	87,500
University Bank	08/05/05	48	$1.50	10,000
Vestal Venture Capital	07/22/08	60	$1.00	37,500
Vestal Venture Capital	08/07/08	60	$0.80	93,750
Virenta	10/08/08	36	$1.00	625,000

_______________________

***	Please see Exhibit (d)(5) to the Schedule TO for the Form of Warrant without cashless exercise provisions.

Effective June 5, 2009, the Company and the Butterfield Trust entered into an Exchange Agreement (the “Exchange Agreement”) whereby the Company issued to the Butterfield Trust an Amended and Restated Warrant (the “Amended and Restated Warrant”) which amended certain terms of a warrant that the Company issued to the Butterfield Trust on April 27, 2009 (the “Original Warrant.”) The Original Warrant entitled the Butterfield Trust to purchase up to 2,857,143 shares of Common Stock of the Company and provided for a five-year exercise term and a purchase price of $0.0875 per each share of Common Stock of the Company. The Amended and Restated Warrant amended the terms of the Original Warrant to reflect the Company’s Reverse Split and to (i) reduce the exercise period from five years to three years, (ii) change the number of shares that can be purchased under the Warrant from 2,857,143 to 500,000, and (iii) change the purchase price from $0.0875 to $0.625 per each share of Common Stock. Pursuant to the Exchange Agreement, the Original Warrant was cancelled. Please see Exhibits (d)(17) and (d)(19) to the Schedule TO for copies of the Amended and Restated Warrant and the Exchange Agreement.

C.	Notes

As mentioned in the Offer to Exchange, simultaneously with this Offer and the warrant offer, we are offering to certain of our existing noteholders the opportunity to exchange some or all of the principal, interest and loan fees under the notes for different series of preferred stock of IP Holdings. In some instances the noteholders will also receive cash in the exchange. The issuance price of the preferred stock of IP Holdings is $1.00 for every $1.00 of each note being exchanged. Dividends accrue on the issuance price at a rate of 12% per annum. The preferred stock has other terms as set forth in the Certificate of Designations, including terms related to redemption, which was filed on Form 8-K on July 1, 2009.

A - 9

The following table provides details for notes issued by the Company, including the notes being offered for exchange in a separate offer to the noteholder:

Creditor	Date per Agreement	Maturity Date	Interest Rate	Original Amount ($)	Balance 6/30/2009 ($)

Phipps, Hubert(1)	08/31/06	12/31/09	10.00%	250,000	56,839

Midsouth Investor Fund(1)	04/19/05	06/30/09	12.00%	100,000	100,000
Mena Investment (Mirza) (1)	11/18/05	06/30/09	8.00%	25,000	25,000
Ranzini, Angela(1)	11/18/05	06/30/09	8.00%	25,000	25,000
Rapp, Phillip, Jr. (2)	12/12/08	06/12/09	12.00%	100,000	100,000
Rapp, Phillip, Jr. (2)	05/27/09	07/26/09	12.00%	77,089	77,089
					-
Munoz, George (3)	12/20/06	03/31/08	6.00%	50,000	50,000
Munoz, George (3)	01/29/07	03/31/08	6.00%	50,000	50,000

Steel, Kenneth(4)	12/21/07	05/20/09	12.00%	200,000	50,000
Steel, Kenneth(4)	02/22/08	04/22/09	12.00%	200,000	50,000
Steel, Kenneth(2)	09/19/08	05/20/09	12.00%	100,000	100,000
Steel, Kenneth(2)	09/29/08	06/01/09	12.00%	200,000	200,000

Vestal Venture Capital (4)	07/09/07	04/24/09	12.00%	650,000	162,500
Vestal Venture Capital (4)	05/04/07	04/24/09	12.00%	600,000	150,000
Vestal Venture Capital (4)	09/28/07	05/07/09	12.00%	250,000	62,500
Vestal Venture Capital (4)	05/20/08	04/22/09	12.00%	100,000	25,000
Vestal Venture Capital (2)	12/31/08	06/23/09	12.00%	135,000	135,000
Vestal Venture Capital (2)	01/31/09	06/23/09	12.00%	225,000	225,000

Braswell Enterprises, LP(4)	03/25/08	05/25/09	12.00%	1,000,000	1,000,000
Braswell Enterprises, LP(2)	11/25/08	05/25/09	12.00%	100,000	100,000
Braswell Enterprises, LP(2)	12/05/08	05/25/09	12.00%	100,000	100,000

Ehrlich, James(4)	11/07/07	05/01/09	12.00%	50,000	25,000

Friedman, Bruce(4)	10/31/07	06/01/09	12.00%	100,000	50,000
Friedman, Bruce(4)	12/06/07	05/01/09	12.00%	100,000	50,000
Friedman, Bruce(4)	12/21/07	05/20/09	12.00%	50,000	25,000
Friedman, Bruce(4)	02/08/08	05/25/09	12.00%	100,000	50,000
Friedman, Bruce(4)	04/25/08	05/25/09	12.00%	50,000	25,000
Friedman, Bruce(4)	05/01/08	06/01/09	12.00%	50,000	25,000
Friedman, Bruce(4)	09/26/08	05/25/09	12.00%	50,000	50,000
Friedman, Bruce(2)	04/09/09	04/27/09	12.00%	25,000	-

Purcell, Ernest(4)	12/21/07	04/28/09	12.00%	50,000	50,000
Purcell, Ernest(4)	05/07/08	05/07/09	12.00%	50,000	50,000

Hollander, Jeff(4)	03/06/08	05/07/09	12.00%	100,000	100,000

Crews, Jerry(2)	10/29/08	06/28/09	12.00%	50,000	50,000

A - 10

Creditor	Date per Agreement	Maturity Date	Interest Rate	Original Amount ($)	Balance 6/30/2009 ($)

Cooper McKhann Trust(4)	03/14/08	05/15/09	12.00%	100,000	100,000

Montgomery, Mitchell(4)	05/14/08	05/14/09	12.00%	50,000	50,000
Montgomery, Mitchell & Elaine(2)	02/09/09	08/10/09	12.00%	50,000	50,000

Ritter, Robert(2)	10/29/08	04/14/09	12.00%	25,000	25,000

Hooker, Ronald(2)	02/05/09	08/06/09	12.00%	25,000	25,000
Hooker, Ronald & Mary(2)	02/06/09	08/07/09	12.00%	25,000	25,000
Fantino, Mark(2)	02/03/09	08/04/09	12.00%	25,000	25,000
Ricci, Ferdinand & Kimberley(2)	02/05/09	08/06/09	12.00%	25,000	25,000
CEJ Enterprises(2)	02/05/09	08/06/09	12.00%	100,000	100,000
Donald F. Kern SEP IRA(2)	02/18/09	08/19/09	12.00%	40,000	40,000
Blumenstein, David(2)	02/27/09	08/28/09	12.00%	30,000	30,000
Gibson, Steven(2)	02/23/09	08/24/09	12.00%	110,000	110,000
Bradley, Larry & Celia(2)	03/02/09	09/31/09	12.00%	50,000	50,000
Reynolds, Dr. K. Bradley(2)	04/30/09	10/29/09	12.00%	10,000	10,000
Folkes, III, Marshall G. (2)	03/12/09	09/10/09	12.00%	50,000	50,000
Clarke, Kelvin(2)	03/13/09	09/11/09	12.00%	25,000	25,000
Stilwell, Ann(2)	03/13/09	09/11/09	12.00%	5,000	5,000
Flynn, Robert(2)	04/03/09	10/02/09	12.00%	30,000	30,000
Barr, David(2)	04/16/09	10/15/09	12.00%	100,000	100,000
Daryl Dunbar Rev Trust DTD 9/8/2000(2)	04/24/09	10/23/09	12.00%	100,000	100,000
Donald F. Kern Intervivos Trust, DTD 8-7-07(2)	04/24/09	10/23/09	12.00%	100,000	100,000
George Case SEP - IRA(2)	04/27/09	10/26/09	12.00%	8,000	8,000
Fox, Jay(2)	04/27/09	10/26/09	12.00%	10,000	10,000
Pignatello, Elizabeth(2)	05/07/09	11/05/09	12.00%	5,000	5,000
Robinson, Enid(2)	05/07/09	11/05/09	12.00%	20,000	20,000
Robinson, Collin(2)	05/07/09	11/05/09	12.00%	10,000	10,000
Slack, Robert(2)	05/07/09	1105/09	12.00%	20,000	20,000
Edwards, Jerry(2)	05/07/09	11/05/09	12.00%	20,000	20,000
Hoffman, Richard(2)	05/11/09	11/09/09	12.00%	10,000	10,000
Monaco, Susan(2)	05/11/09	11/09/09	12.00%	20,000	20,000
Loulakis, Michael(2)	05/11/09	11/09/09	12.00%	67,000	67,000
IA545 Madison Associates (2)	01/16/09	07/17/09	12.00%	50,000	50,000
Koffman, Burton (2)	09/19/08	05/19/09	12.00%	100,000	100,000
Jackson, Peyton (2)	02/27/09	8/27/09	12.00%	25,000	25,000

________________

(1)	Please see Exhibit (d)(1) to the Schedule TO for the form of Non-Negotiable Secured Promissory Note.
(2)	Please see Exhibit (d)(2) to the Schedule TO for the form of Promissory Note.
(3)

Please see Exhibit (d)(3) to the Schedule TO for the form of Note Purchase Agreement and 6% Senior Secured Subordinated Convertible Senior Note. Such notes are convertible into shares of Common Stock and are not part of the offer to exchange notes.

(4)	Please see Exhibit (d)(4) to the Schedule TO for the form of Non-Negotiable Secured Promissory Note.
D.	Series F Convertible Preferred Stock.

On April 27, 2009, pursuant to the terms of a subscription agreement dated April 27, 2009 and for a total purchase price of $500,000, the Company issued to Steven F. Butterfield, Living Trust U/A/D 01/12/1999 (the “Butterfield Trust”) (i) 500 shares of Series F Convertible Preferred Stock, no par value per share (the “Series FPreferred Shares”) and (ii) a warrant which was subsequently amended on June 5, 2009, as described above under “Warrants.” Per the terms set forth in the Certificate of Designations of Rights and Preferences of Series F Convertible Preferred Stock, as amended, the 500 Series F Preferred Shares are convertible, at the option of the holder, into a total of 1,000 shares of Common Stock. Please see Exhibits (d)(13) and (d)(14) to the Schedule TO for copies of the Warrant and Subscription Agreement.

On June 8, 2009, pursuant to the terms of a subscription agreement dated June 5, 2009 and for a total purchase price of $3,000,000, the Company issued to the Butterfield Trust (i) 3,000 shares of Series F Preferred Shares, and (ii) a three-year warrant to purchase 3,000,000 shares of the Company’s Common Stock, at a price of $0.625 per share, which price reflects a one-for-ten (1:10) reverse stock split effected by the Company with the Secretary of State of Washington on May 14, 2009. The subscription agreement further provides that if, on or prior to July 30, 2009, the holders of at least eighty-five percent (85%) of the debt of the Company that is evidenced by promissory notes have not converted such debt into shares of preferred stock of a newly-formed subsidiary of the Company which will own the intellectual property of the Company, then the Company will convert the Series F Preferred Shares into a promissory note of the Company upon the written request of the Butterfield Trust. Per the terms set forth in Articles of Amendment that we filed with the Secretary of State of Washington on June 8, 2009, which amended our Certificate of Designations of Rights and Preferences of Series F Convertible Preferred Stock, the 3,000 Series F Preferred Shares are convertible, at the option of the holder, into a total of 6,000,000 shares of Common Stock (taking into account the reverse split). The Series F Preferred Shares are also subject to certain other rights and restrictions, as are set forth in the Amended Certificate of Designations. The warrant is exercisable until June 5, 2012, at an exercise price of $0.625 per share, subject to adjustment as provided therein. The warrant is subject to a repurchase right under which the Company may repurchase any shares of Common Stock issued upon exercise of the warrant, at a price of $0.10 per share, at any time at which the weighted average price (as defined in the warrant) of the Common Stock is at or above 200% of the exercise price for twenty consecutive trading days. Please see Exhibits (d)(16) and (d)(18) to the Schedule TO for copies of the warrant and the subscription agreement.

E.	Other.

On May 9, 2008, Mr. Friedman entered into a Purchase Agreement with the Company whereby he sold to the Company the rights to a toll-free telephone number in exchange for 10,000 shares of the Company’s Common Stock, valued at $10,000. Please see Exhibit (d)(7) to the Schedule TO for a copy of the form of Purchase Agreement.

A - 11